Exhibit 10.1

TIME INC.

TIME INC. (UK) LTD

AND

IPC MEDIA PENSION TRUSTEE LIMITED

DEED OF GUARANTEE

IN RELATION TO THE IPC MEDIA PENSION SCHEME

THIS DEED is made on 19 October 2015

BETWEEN:

(1)	TIME INC., a Delaware corporation (the “Guarantor”);

(2)	TIME INC. (UK) LTD (registered number 00053626) (the “Sponsor”); and

(3)	IPC MEDIA PENSION TRUSTEE LIMITED (registered number 03469531) (the “Trustee”) acting in its capacity as the sole trustee of the IPC Media Pension Scheme (the “Scheme”).

The parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

(a)	In this Deed the following expressions have the following meanings:

“Acceleration Escrow Payment Event” means

(a)	any Financial Indebtedness of the Guarantor or its Wholly-owned Subsidiaries (other than Excluded Subsidiaries) is not paid within any originally applicable grace period (or, if no grace period applies, within 5 Business Days after its original scheduled date, as such date may be extended at any time when no actual or potential event of default, however described, under the relevant documentation is continuing);

(b)	any Financial Indebtedness of the Guarantor or its Wholly-owned Subsidiaries (other than Excluded Subsidiaries) is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described) and any applicable grace periods which apply before that Financial Indebtedness can be declared to be due or otherwise become due and payable have expired, other than, in either case, if

(i)	the failure or default has been waived by or on behalf of the relevant lender(s); and/or

(ii)	the aggregate amount which has not been paid and/or which has become prematurely due and payable is less than U.S.$50,000,000 (or its equivalent in any other currency or currencies).

“Acceleration Escrow Release Event” in relation to an Acceleration Escrow Payment Event means that either all the Financial Indebtedness in relation to which the Acceleration Escrow Payment Event occurred is either repaid or discharged within 6 months of the date on which the Acceleration Escrow Payment Event occurs or (in the case of an Acceleration Escrow Payment Event of the type described in paragraph

(b) of the definition of that term) the Acceleration Escrow Payment Event is reversed (by the relevant declaration being withdrawn) within 6 months of the date on which the Acceleration Escrow Payment Event occurs.

“Actuarial Valuation” means an actuarial valuation of the Scheme carried out in accordance with Part 3 of the Pensions Act 2004

“Agreed Assumptions” means assumptions for an Actuarial Valuation (other than that as at 5 April 2015) as set in accordance with the principles set out in Schedule 2, with the fixed addition to the discount rate referred to therein being 50 basis points until 2023 (or if earlier the date on which there is no Funding Deficit on this basis) and thereafter progressing to zero in 2030 as set out in Schedule 2.

“Agreed Escrow Rating” means at least one of the following long term unsecured senior debt credit ratings - at least A3 from Moody’s, at least A- from Standard & Poor’s or at least A- from Fitch.

“Agreed Investment Strategy” means the investment strategy set out in Schedule 3, as amended between the parties from time to time in their sole discretion.

“ALS” means the Towers Watson software known as “Asset Liability Suite”, which is a web based system performing daily valuations of assets and liabilities to track the funding position of pension schemes, which is to be set-up and configured for use under this Deed.

“ALS Failure” means no amount is showing on ALS as the relevant deficit as at a relevant date.

“Alternative Sale Structure” means either (i) a transaction structure for transferring indirect ownership of the Blue Fin Building to a third party whereby the Sponsor sells the shares in IPC Magazines Group Limited to the third party or (ii) a transaction structure in which IPC Magazines Group Limited transfers direct ownership of the Blue Fin Building to a third party.

“Alternative Tracker” has the meaning given to it in Clause 15(f).

“Business Day” means a day (other than a Saturday or a Sunday) on which banks in London and New York are open for general business.

“Change of Control” means the occurrence of any of the following:

(a)	the sale, lease or transfer (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Guarantor to any person other than the Guarantor or its Wholly-owned Subsidiaries;

(b)	the Guarantor becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the holding or acquisition, in a single transaction or in a related series of transactions, by any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), of Control of the Guarantor; or

(c)	the adoption of a plan of liquidation and dissolution of the Guarantor.

“Configuration Document” means the document contained at Schedule 4.

“Control” of an entity means “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act, except that in calculating the beneficial ownership of any particular person or “group”, such person or “group” will not be deemed to have beneficial ownership of any securities that such person or “group” has the right to acquire or vote only upon the happening of any future event or contingency, including the passage of time, that has not yet occurred) of 50% or more of the total voting power of the Voting Stock of the entity (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested)

“Credit Rating Condition” means the holding by the Guarantor (or following a Permitted Change of Control, the Relevant Surviving Entity) of either of the following:

(a)	a long term unsecured senior debt credit rating of higher than Caa1 from Moody’s (or, if it ceases to have a rating of its long term unsecured senior debt from Moody’s, a corporate rating of higher than B2 from Moody’s); or

(b)	a long term unsecured senior debt credit rating higher than CCC+ from Standard & Poor’s (or, if it ceases to have a rating of its long term unsecured senior debt from Standard & Poor’s, a corporate rating of higher than B from Standard & Poor’s).

“Credit Rating Downgrade Event” means the holding by the Guarantor (or following a Permitted Change of Control, the Relevant Surviving Entity) of either of the following:

(a)	a long term unsecured senior debt credit rating below Caa1 from Moody’s (or, if it ceases to have a rating of its long term unsecured senior debt from Moody’s, a corporate rating below B2 from Moody’s); or

(b)	a long term unsecured senior debt credit rating below CCC+ from Standard & Poor’s (or, if it ceases to have a rating of its long term unsecured senior debt from Standard & Poor’s, a corporate rating below B from Standard & Poor’s).

“Credit Rating Escrow Payment Event” means the Guarantor ceasing to satisfy the Credit Rating Condition.

“Credit Rating Escrow Release Event” in relation to a Credit Rating Escrow Payment Event means the granting or upgrading of a credit or corporate rating following the Credit Rating Escrow Payment Event such that the Guarantor again satisfies the Credit Rating Condition.

“Deed of Release” means a deed in materially the form set out in Schedule 5.

“Escrow Account” means a cash deposit account established for the purposes of this Deed:

(a)	in the name of an independent escrow agent with the Agreed Escrow Rating and otherwise acceptable to the Trustee, acting reasonably. The approval of the Guarantor to the Trustee’s choice of escrow agent is not required, given the circumstances in which the Trustee may be establishing the Escrow Account, but the Trustee shall consider in good faith any representations made by the Guarantor as to the identity of the escrow agent;

(b)	held in London and subject to English law with a financial institution with the Agreed Escrow Rating;

(c)	with the possibility of the deposited cash being invested from time to time in securities, but only on terms and subject to investment criteria agreed by the Trustee in its discretion;

(d)	subject to an English law governed escrow agreement pursuant to which:

(i)	the escrow agent declares that it holds the Escrow Account, and the cash and securities from time to time deposited in it, on trust for the Trustee and the Guarantor, to be applied in accordance with the terms of this Deed (but on the basis that the escrow agent will be required, but only be required, to act on instructions as per paragraph (ii));

(ii)	the escrow agent will agree to make payments upon joint instructions from the Guarantor and the Trustee or upon an instruction from the Guarantor or the Trustee accompanied by a court declaration or order confirming that such payment from the Escrow Account is in accordance with the terms of this Deed.

“Escrow Event” means an Event of Default, a Credit Rating Escrow Payment Event, an Acceleration Escrow Payment Event or a Change of Control (other than a Permitted Change of Control).

“Estimated Funding Position” means the estimated Funding Position as shown at any relevant date on the ALS, subject to Clause 15 (c).

“Estimated Insurance Buy-Out Deficit” means the estimated Insurance Buy-Out Deficit as shown at any relevant date on the ALS, subject to Clause 15 (c).

“Estimated Relevant Funding Position” means as at any given date the Estimated Funding Position or the Estimated Insurance Buy-Out Deficit figure as at that date as shown on the ALS.

“Event of Default” means (a) the occurrence of an Insolvency Event in relation to the Guarantor or the Sponsor or (b) a failure to make payment into the Escrow Account within 5 business days of an Acceleration Escrow Payment Event.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Subsidiary” means any Subsidiary of the Guarantor financed substantially using Limited Recourse Financing.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with U.S. GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis or discounted on a non-recourse basis in connection with collections activities in the ordinary course of business);

(f)	any amount raised under any other transaction (including any forward sale and purchase, sale and sale back or sale and lease back agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (calculated on a net basis insofar as the Guarantor has offset rights) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or a financial institution; or

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Financial Information” means the information described in Schedule 6.

“Funding Deficit” means a Funding Position in which the Scheme’s liabilities exceed its assets, in each case calculated on the basis set out in the definition of Funding Position.

“Funding Position” means the amount (if any) at any relevant date by which the liabilities of the Scheme calculated on the basis of the Agreed Assumptions exceeds the assets of the Scheme (and for the avoidance of doubt, for this purpose, the value of any rights arising under this Deed (including the value of any monies held in the Escrow Account) shall be treated as zero, except that any amounts already due and payable pursuant to this Deed by the Guarantor to the Scheme shall be treated for the purpose of the calculation as having been paid, but without prejudice to the Guarantor’s continuing obligation to make the payment), or vice versa.

“Gilts Flat Confirmation Date” means the earlier of (a) the date on which both (i) the Scheme is invested in a manner consistent with the investment approach described in the Agreed Investment Strategy as the ‘Gilts +0.5% pa’ strategy and (ii) an Actuarial Valuation shows that there is no Funding Deficit (assuming for this purpose that the Agreed Assumptions add no basis points to the gilts discount rate) and (b) the date on which both (i) the Scheme is invested in a manner consistent with the investment approach described in the Agreed Investment Strategy as the ‘Gilts +0.5% pa’ strategy and (ii) the ALS has shown for the preceding ten consecutive days that the Estimated Funding Position is that the Scheme’s assets are at least 105% of its liabilities.

“Gilts Flat Pro Rata Amount” means, for each month subsequent to the month in which the eighth anniversary of the Sale Completion occurs, an amount equal to (i) the absolute value of the Funding Deficit (if any) prevailing as at the most recent anniversary of Sale Completion divided by (ii) the number of months then remaining until the 15th anniversary of Sale Completion.

“Gilts Plus 50 Confirmation Date” means the earlier of (a) the date on which both (i) the Scheme is invested in a manner consistent with the investment approach described in the Agreed Investment Strategy as the ‘Gilts +1.0% pa’ strategy and (ii) an Actuarial Valuation shows that there is no Funding Deficit (assuming for this purpose that the Agreed Assumptions add 50 basis points to the gilts discount rate) and (b) the date on which both (i) the Scheme is invested in a manner consistent with the investment approach described in the Agreed Investment Strategy as the ‘Gilts +1.0% pa’ strategy and (ii) the ALS has shown for the preceding ten consecutive days that the Estimated Funding Position is that the Scheme’s assets are at least 105% of its liabilities.

“Guaranteed Liabilities” means all obligations and liabilities (whether actual or contingent and whether owed jointly or severally and in any capacity whatsoever) of the Sponsor or any IMPS Employer to the Scheme or the Trustee that fall due for payment on or after the date on which this Deed comes into effect under Clause 14(a).

“IMPS Employers” means all companies or persons (other than the Sponsor) which are or may from time to time become employers in relation to the Scheme.

“Insolvency Event” means any of the following in respect of an entity:

(a)	any person (other than such entity) presents a petition or files documents with a court for such entity’s winding-up, administration or dissolution or reorganisation except to the extent that such petition or filing is being contested in good faith and with due diligence and is discharged or struck out within 45 days;

(b)	a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution to petition or to file documents with a court or any registrar for its winding-up, administration or dissolution and such resolution is passed;

(c)	such entity presents a petition or files documents with a court for its winding-up, administration or dissolution or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) or commences negotiations with its creditors (or some of them) with a view to a moratorium, composition, assignment or similar arrangement;

(d)	an order for its winding-up, administration or dissolution is made;

(e)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, receiver and manager, judicial manager, administrator or similar officer is appointed in respect of it or any material part of its assets;

(f)	its directors, shareholders or other officers request the appointment of, or give notice to appoint, a liquidator, trustee in bankruptcy, judicial custodian, judicial manager, receiver and manager, compulsory manager, receiver, administrative receiver, receiver and manager, administrator or similar officer in respect of it or any material part of its assets; or

(g)	any other analogous step or procedure is taken in any jurisdiction.

“Insurance Buy-Out Basis” means an actuarial assessment by the Scheme Actuary of the Scheme’s liabilities on the assumption that the Scheme’s liabilities in respect of pensions and other benefits will be discharged by the purchase of annuities (of the kind described in section 74(3)(c) of the Pensions Act 1995) which the Scheme would be likely to purchase (taking account not only of price but also the reputation, financial strength, and service levels of the insurer) in the event that it was actually winding-up on the relevant date and then promptly securing benefits, the cost of such annuities to be estimated on terms which the Scheme Actuary considers consistent with those in the available market (or, where the Scheme Actuary considers that it is not practicable to make such an estimate, in such manner as the Scheme Actuary considers appropriate in the circumstances), without allowing for any further margins of prudence and including an allowance for fees and expenses associated with the purchase of such annuities and the winding-up of the Scheme subject to clause 3(e) to (g) inclusive.

“Insurance Buy-Out Deficit” means, subject to Clauses 3(e) to (g), the amount (if any) at any relevant date by which the liabilities of the Scheme calculated on the Insurance Buy-Out Basis exceeds the assets of the Scheme (and for the avoidance of doubt, for this purpose, the value of any rights arising under this Deed (including the value of any monies held in the Escrow Account) shall be treated as zero, except that any amounts already due and payable pursuant to this Deed by the Guarantor to the Scheme shall be treated for the purpose of the calculation as having been paid, but without prejudice to the Guarantor’s continuing obligation to make the payment). The Scheme Actuary shall issue a certificate of the amount of the Insurance Buy-Out Deficit (being the amount as determined by the Scheme Actuary 10 Business Days after the Scheme Actuary has provided the calculation of the Insurance Buy-Out Deficit and information required by Clause 3(d) to the Guarantor and the Trustee or otherwise determined in accordance with clause 3(e) to (g)).

“Limited Recourse Financing” means any financing made available to a Subsidiary either:

(a)	for the acquisition, construction, development and/or operation of any assets, on terms such that from completion (as that term, or any similar term, is defined in the agreements governing that financing) of the acquisition or construction the person(s) providing the financing agree to look primarily to the assets financed, the share capital (or equivalent) of the relevant Subsidiary which holds those assets, the revenues or other resources to be generated by the use, exploitation, operation or disposal of, or insurance proceeds resulting from the loss or damage to those assets, and/or any contractual payments in relation to the acquisition, construction, development and/or operation of those assets (including any warranty claims, damages or termination payments) as the primary sources of repayment of and debt service for the moneys advanced;

(b)	for the supply, delivery, storage, sale or purchase of any commodity on terms such that the persons providing the financing agree to look primarily to the commodity financed, the share capital (or equivalent) of the Subsidiary that owns or controls the commodity and/or the contractual revenues or other market revenues to be generated by the storage, disposal or delivery of, or insurance proceeds resulting from the loss of or damage to those commodities and/or any contractual payments in relation to the supply, delivery, storage, sale or purchase of that commodity (including any warranty claim, damages and/or termination payments) as the primary source of repayment of and debt service for the moneys advanced; or

(c)	to refinance any previously existing Limited Recourse Financing, provided that that refinancing is otherwise on terms satisfying the requirements of paragraph (a) or (b) above.

“Manifest Error” means there are one or more manifest errors in ALS such that the amount stated to be the Estimated Relevant Funding Position as at a given date cannot be an accurate calculation of the Relevant Deficit as at the relevant date calculated using methodology and assumptions consistent with those described in the Configuration Document.

“New Holdco” means a wholly-owned subsidiary of the Sponsor formed or to be formed by and at the option of the Sponsor for the purpose of effectuating the New Holdco Sale Structure.

“New Holdco Sale Structure” means a transaction structure for transferring indirect ownership of the Blue Fin Building to a third party whereby Newco acquires the Sponsor’s shares in IPC Magazines Group Limited and subsequently sells those shares to the third party.

“Permitted Change of Control” means a Change of Control in respect of which there is a Relevant Surviving Entity and either:

(a)	no person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) has Control of the Relevant Surviving Entity, the Credit Rating Condition is met following the Change of Control and the credit rating or corporate rating by virtue of which it is met has been confirmed; or

(b)	a person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (the “New Owner”) has Control of the Relevant Surviving Entity, the Credit Rating Condition is met following the Change of Control, the credit rating or corporate rating by virtue of which it is met has been confirmed and the Trustee, acting reasonably on the basis of a statement of the relevant rating agency or the opinion of a financial adviser acceptable to the Trustee, is satisfied that the Credit Rating Condition would be met even were any actual or implicit guarantee or other credit support provided to the Sponsor by or on behalf of the New Owner or any of its Affiliates to be disregarded, and for this purpose a credit rating or corporate rating has been “confirmed” if:

(i)	the relevant rating agency has confirmed in writing to the Trustee, in terms acceptable to the Trustee, that the relevant rating will not be affected by the Change of Control;

(ii)	the relevant rating agency has confirmed or updated the relevant rating after and in full knowledge of the Change of Control; or

(iii)	the Trustee receives an opinion from a financial adviser acceptable to it that the Change of Control should not affect the relevant rating.

“Relevant Deficit” means the Funding Deficit or, as the case may be, Insurance Buy-Out Deficit.

“Relevant Surviving Entity” in relation to a Change of Control means either:

(a)	if the Guarantor is the or a surviving entity and retains all of its assets and liabilities (including its obligations and liabilities under this Deed), the Guarantor; or

(b)	if the Trustee, acting reasonably on the basis of such legal opinions and other advice and information as it may require, is satisfied that another company or other entity acceptable to the Trustee:

(i)	is the surviving entity; and

(ii)	by operation of law as a result of the Change of Control and without any additional documents being required has become a party to this Deed in place of the Guarantor and succeeded in a manner recognised by English law to all of the assets and liabilities of the Guarantor (including its obligations and liabilities under this Deed) without affecting the continued operation of the Escrow Account in accordance with the terms of this Deed, that other entity.

“Replacement Estimated Relevant Funding Position” means:

(a)	in respect of an Estimated Relevant Funding Position challenged due to alleged Manifest Error, the most recent (determined by reference to their “as at” dates) Estimated Relevant Funding Position, prior to the Estimated Relevant Funding Position, in respect of which there is not a Manifest Error; provided that if there exists no such alternative Estimated Relevant Funding Position with an as at date less than 30 days prior to the date in question, then the Replacement Estimated Relevant Funding Position shall mean the Relevant Deficit calculated by the Scheme Actuary as at the date of the Estimated Relevant Funding Position using the methods and assumptions set out in the Configuration Document; and

(b)	in respect of an Estimated Relevant Funding Position challenged due to an ALS Failure, the Relevant Deficit calculated by the Scheme Actuary as at the date of the Estimated Relevant Funding Position using the methods and assumptions set out in the Configuration Document.

“Reservations” means:

(a)	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court and damages may be regarded as an adequate remedy;

(b)	the limitation on enforcement as a result of laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws affecting the rights of creditors generally;

(c)	the statutory time-barring of claims;

(d)	defences of set off or counterclaim;

(e)	rules against penalties and similar principles;

(f)	the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of stamp duty may be void;

(g)	the fact that a court may refuse to give effect to a purported contractual obligation to pay costs imposed upon another person in respect of costs of an unsuccessful litigation brought against that person or may not award by way of costs all of the expenditure incurred by a successful litigant in proceedings brought before that court or that a court may stay proceedings if concurrent proceedings based on the same grounds and between the same parties have previously been brought before another court;

(h)	any matters which are set out as qualifications or reservations as to matters of law or general application in any legal opinions supplied to the Scheme in respect of this Deed; and

(i)	steps for perfection not required by the terms of this Deed to be taken.

“Sale Completion” means the completion of the sale transaction contemplated by a New Holdco Sale Structure or an Alternative Sale Structure, as the case may be.

“Schedule of Contributions” means the schedule of contributions in place in respect of the Scheme pursuant to Part 3 of the Pensions Act 2004 from time to time.

“Scheme Actuary” means the actuary appointed to the Scheme from time to time under section 47 of the Pensions Act 1995.

“Statement of Investment Principles” means the statement of investment principles adopted in relation to the Scheme from time to time in accordance with section 35 of the Pensions Act 1995.

“Subsidiary” means a subsidiary within the meaning of section 1159 of the Companies Act 2006.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Credit” means a credit against, relief from, or remission or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Deed.

“Tax Payment” means a payment made by the Guarantor to the Trustee in any way relating to a Tax Deduction or under any indemnity given by the Guarantor in respect of Tax under this Deed.

“Termination Date” means the date on which this Deed terminates in accordance with Clause 14.

“Trust Deed and Rules” means the Rules of the Scheme as amended from time to time.

“Voting Stock” in relation to an entity means share capital (for the avoidance of doubt, including in the case of the Guarantor corporate stock) carrying with it an entitlement to vote in the election of the board of directors of the entity.

“Wholly-owned Subsidiary” means a Subsidiary of a person which has no other shareholders except that person and that person’s wholly-owned Subsidiaries or other persons acting on behalf of, or as nominee for, that person or its wholly-owned Subsidiaries (save by reason of directors holding qualifying shares which they are required by law to hold).

(b)	Construction

(i)	In this Deed, unless the contrary intention appears, a reference to:

(A)	”assets” includes present and future properties, revenues and rights of every description and includes uncalled capital;

(B)	an “authorisation” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(C)	a “person” includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(D)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which persons to which it applies are accustomed to comply) or any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation; and

(E)	a party or any other person includes its successors in title, permitted assigns and permitted transferees and this Deed shall be binding on and enforceable by the successors in office of the Trustee as trustees of the Scheme.

(ii)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(A)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(B)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(C)	notwithstanding paragraph (A) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(iii)	Headings in this Deed do not affect its interpretation.

(iv)	It is intended by the parties that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

2.	REPRESENTATIONS

(a)	Each of the Guarantor and the Sponsor represents and warrants to the Trustee that:

(i)	it is duly incorporated and is a validly existing company under the laws of its place of incorporation and has power to carry on its business as now being conducted;

(ii)	it has full power and authority to execute, deliver and perform its obligations under this Deed and no limitation on the powers of the Guarantor or the Sponsor will be exceeded as a result of entering into this Deed;

(iii)	subject to the Reservations, the obligations expressed to be assumed by the Guarantor in this Deed constitute legal, valid and binding obligations of the Guarantor enforceable in accordance with their terms;

(iv)	all governmental and other approvals and authorisations required in relation to the making, performance, validity and enforceability of this Deed and the transactions contemplated by it have been obtained and are in full force and effect;

(v)	the Guarantor is the parent company of the Sponsor and it owns either directly or indirectly, all (or substantially all) of the issued and outstanding equity share capital of the Sponsor; and

(vi)	the entry into and performance by it of, and the transactions contemplated by this Deed do not and will not conflict with any law or regulation applicable to it or its constitutional documents or any agreement or instrument binding upon it or any of its assets which would have a material adverse effect on its ability to perform its obligations under this Deed.

(b)	The Trustee represents and warrants to the Guarantor and the Sponsor that:

(i)	it has full power and authority to execute, deliver and perform its obligations under this Deed and no limitation its powers will be exceeded as a result of entering into this Deed; and

(ii)	subject to the Reservations, the obligations expressed to be assumed by it in this Deed constitute its legal, valid and binding obligations enforceable in accordance with their terms.

3.	ACTUARIAL VALUATIONS AND INSURANCE BUY-OUT BASIS DISPUTE RESOLUTION

(a)	The parties agree, and the Guarantor shall procure that the relevant IMPS Employer(s) shall agree, that the actuarial assumptions to be used for the purpose of the Actuarial Valuation as at 5 April 2015 will be as set out in Schedule 1 to this Deed.

(b)	The Guarantor and the Sponsor each consent, and the Guarantor shall procure that the relevant IMPS Employer(s) shall consent, in relation to each subsequent Actuarial Valuation, to using the Agreed Assumptions.

(c)	The Trustee confirms that it does not envisage calling an Actuarial Valuation with an effective date prior to 5 April 2018 unless there is a material unmitigated detrimental change to the covenant as a whole (including the position of the Guarantor and the Sponsor in aggregate), taking into account the commitments set out in this Deed. For the avoidance of doubt, the sale of IPC Magazines Group Limited and the use by the Sponsor and the Guarantor of the proceeds of such sale shall be at the sole discretion of Guarantor and the Sponsor and shall not be treated as a material unmitigated detrimental change to the covenant (it being understood that, without limitation, a material failure of the Sponsor or the Guarantor to abide by the terms of this Deed and/or a subsequent reduction in value or poor performance of any asset or business acquired with the proceeds has the potential to constitute or contribute to a material unmitigated detrimental change to the covenant).

(d)	Where this Deed requires the Scheme Actuary to calculate an Insurance Buy-Out Deficit using the Insurance Buy-Out Basis, the Scheme Actuary shall supply to the Guarantor and the Sponsor such calculation and such information as to data, methods and assumptions as an actuary advising the Sponsor or Guarantor (the “Funder’s Actuary”) would reasonably request to be able to test both whether the proposed Insurance Buy-Out Basis meets the requirements to be on the Insurance Buy-Out Basis and whether the calculation of the Insurance Buy-Out Deficit is correct.

(e)	Where the Funder’s Actuary concludes in good faith that the basis proposed as the Insurance Buy-Out Basis does not meet the requirements to be on the Insurance Buy-Out Basis or an amount calculated as the Insurance Buy-Out Deficit contains an arithmetical error then the Sponsor or Guarantor may by written notice to the Trustee within 10 Business Days of the relevant notice from the Scheme Actuary or, as the case may be, Trustee notify the Trustee that the matter is disputed and where such notice is validly served, Clause 3(f) to (g) shall apply and the matter shall be a “Dispute”.

(f)	The parties shall use all reasonable endeavours to reach agreement regarding any such Dispute within 20 Business Days of the commencement of discussions between the Parties regarding the substance of such Dispute, then, subject to Clause 3(g), either party may refer the matter to be determined by an independent actuary (the “Expert”) and shall instruct such Expert to provide their expert opinion on the subject matter of the Dispute.

(g)	The Expert shall be nominated either jointly by the Sponsor or the Guarantor (as applicable) and the Trustee, or failing agreement between them within 10 Business Days of the first nomination proposal, on the application of either of them to the President for the time being of the Institute and Faculty of Actuaries. In the event that the subject matter of the Dispute is such that an actuary will not accept the appointment on the grounds that the matter is outside of his expertise, the parties shall, acting reasonably and in good faith, agree an alternative category of professional for the purposes of this Clause 3(g). The Expert will act as expert and not as an arbitrator.

4.	INVESTMENT STRATEGY

The parties agree, and the Guarantor shall procure that the relevant IMPS Employer(s) shall agree, that the Trustee shall implement the Agreed Investment Strategy, and shall update and adopt a Statement of Investment Principles consistent with the Agreed Investment Strategy.

5.	LIABILITY AND RISK MANAGEMENT EXERCISES

(a)	The parties have identified certain liability management exercises, which they will implement on a basis to be agreed acting reasonably, provided that such exercises will be carried out on a basis which is within the reasonable range adopted for such exercises in UK pensions practice. Any costs and expenses reasonably incurred by the Trustee in relation to such liability management exercises will be met by the Sponsor, and for the avoidance of doubt shall form part of the Guaranteed Liabilities.

(b)

The Sponsor, the Guarantor and the Trustee may from time to time discuss possible opportunities for the Trustee to enter into contracts to secure (within or outside of the Scheme) some or all of the liabilities of the Scheme. To facilitate such discussions, the Sponsor and/or the Guarantor may from time to time request data from the Trustee in relation to the benefits provided by the Scheme. The Trustee will provide such data to the Sponsor and/or Guarantor provided that each of the Sponsor and/or Guarantor and any other person to whom the data may be passed by the Sponsor and/or Guarantor (each a “Data

Recipient”) (a) enters into such undertaking and/or agreement as is reasonably required by the Trustee to ensure the transfer of data does not result in a breach by the Trustee of the Data Protection Act 1988 or other applicable legal or regulatory requirements, and (b) provides the Trustee with an indemnity against all costs, expenses, losses or fines in the event of a breach by the Data Recipient of such undertaking and/or agreement.

6.	CONTRIBUTIONS

(a)	Within 30 days of Sale Completion, the Sponsor will make a cash contribution to the Scheme of £50,000,000.

(b)	The parties agree, and the Guarantor shall procure that the relevant IMPS Employer(s) shall agree, that following completion of the Actuarial Valuation as at 5 April 2015, a Schedule of Contributions will be adopted which will provide for monthly contributions to be paid by the Sponsor to the Scheme of £917,000 in relation to each month until (but excluding) the month in which the sixth anniversary of the Sale Completion falls. Such contributions will be payable to the Scheme no later than the 19th of the month to which they relate.

(c)	In the event that at the sixth anniversary of the Sale Completion the ALS shows a Funding Deficit, the Sponsor will within 30 days of such anniversary make a contribution to the Scheme equal to half of that Funding Deficit.

(d)	In the event that at the seventh anniversary of the Sale Completion the ALS shows a Funding Deficit, the Sponsor will within 30 days of such anniversary make a contribution to the Scheme equal to half of that Funding Deficit.

(e)	In the event that at the eighth anniversary of the Sale Completion the ALS shows a Funding Deficit, the Sponsor will within 30 days of such anniversary make a contribution to the Scheme equal to that Funding Deficit.

(f)	Contributions shall cease to be payable under Clauses 6(b) to (e) above from the Gilts Plus 50 Confirmation Date, save that any contributions already due and payable shall continue to be due and payable.

(g)	The parties agree, and the Guarantor shall procure that the relevant IMPS Employer(s) shall agree, that a Schedule of Contributions will be adopted which will provide for monthly contributions to be paid by the Sponsor to the Scheme of the estimated Gilts Flat Pro Rata Amount (and for adjustments as the Gilts Flat Pro Rata Amount may change from time to time) in relation to each month from (and including) the month immediately succeeding the month in which the eighth anniversary of the Sale Completion falls until the earlier of (1) the month before the month in which the fifteenth anniversary of the Sale Completion falls and (2) the Gilts Flat Confirmation Date. Such contributions will be payable to the Scheme no later than the 19th of the month following the month to which they relate.

(h)	In the event that the first Actuarial Valuation using the Agreed Assumptions with an effective date which falls on or after the 15th anniversary of the Sale Completion shows a Funding Deficit the Sponsor will within 30 days of the signing of that Actuarial Valuation make a contribution to the Scheme equal to the Funding Deficit.

(i)	In the event that a payment is made under Clause 7, no further contributions (apart from any which were overdue for payment at the time of, but assumed paid for the purposes of, any calculation of the Funding Deficit) will be payable under this Clause 6.

7.	ESCROW ACCOUNT – ESTABLISHMENT AND GENERAL PROVISIONS

(a)	The Guarantor may establish the Escrow Account at any time, if not already established.

(b)	The Guarantor shall establish the Escrow Account, if not already established, on or before the earlier of:

(i)	the date on which a payment into the Escrow Account is first required pursuant to Clause 8.1 following a Credit Rating Escrow Payment Event; and

(ii)	the day prior to any Change of Control necessitating a payment into the Escrow Account pursuant to Clause 8.1.

(c)	The Trustee may establish the Escrow Account, if not already established, at any time:

(i)	the Guarantor has failed, or in the opinion of the Trustee, acting reasonably, appears likely to fail to establish the Escrow Account at a time it is required to do so pursuant to Clause 7(b); or

(ii)	when it has reason to anticipate the occurrence of an Event of Default or an Acceleration Escrow Payment Event.

(d)	The Trustee shall establish the Escrow Account, if not already established, as soon as reasonably practicable following the occurrence of an Event of Default or an Acceleration Escrow Payment Event.

(e)	If the Guarantor or the Trustee is proposing to establish the Escrow Account in accordance with this Clause 7, it shall notify the Trustee or the Guarantor, as applicable, accordingly giving details of the proposed escrow agent and financial institution and a copy of the proposed escrow agreement. The Trustee or the Guarantor, as applicable, shall promptly give the party establishing the Escrow Account such assistance as it may reasonably require in connection with its establishment. The party establishing the Escrow Account shall notify the Trustee of the Guarantor, as applicable, promptly after it has been established.

(f)	Once the Escrow Account has been established, it shall be maintained unless and until:

(i)	the Guarantor and the Trustee agree to its discontinuance;

(ii)	the escrow agent or the financial institution terminates the Escrow Account;

(iii)	the financial institution ceases to have an Agreed Escrow Rating or becomes subject to an Insolvency Event; or

(iv)	the escrow agent ceases to have an Agreed Escrow Rating, commits a material breach of the escrow agreement or becomes subject to an Insolvency Event,

in which case unless the Guarantor and the Trustee agree otherwise an alternative Escrow Account shall be established on a basis agreed between the Guarantor and the Trustee or (failing such agreement within 10 Business Days of either of those parties seeking the agreement of the other) by the Trustee, with any monies in the existing Escrow Account being promptly transferred into the alternative Escrow Account once established.

(g)	The costs of the establishment and maintenance of the Escrow Account shall be borne by the Guarantor.

(h)	In relation to any payment to be made out of the Escrow Account in accordance with the terms of this Deed, each of the Guarantor and the Trustee undertakes to the other promptly upon the other’s request to join in giving appropriate instructions to the escrow agent for that payment to be made.

8.	PAYMENTS INTO THE ESCROW ACCOUNT

(a)	Subject to (b)(ii) and (iv), the Guarantor shall in connection with the occurrence of any Escrow Event pay into the Escrow Account on or before the date specified in (b) an amount equal to:

(i)	the Estimated Insurance Buy-Out Deficit; less

(ii)	the balance, if any, standing to the credit of the Escrow Account,

in each case as at the Relevant Time.

(b)	In respect of:

(i)	an Event of Default, the “Relevant Time” shall be the date of the Event of Default and the payment pursuant to Clause 8(a) shall be payable on that date;

(ii)

a Credit Rating Escrow Payment Event, the “Relevant Time” shall be the date on which the Credit Rating Escrow Payment Event first occurs and the payment pursuant to Clause 8 (a) shall be payable 60 Business Days after that date, provided that if a Credit Rating Escrow Release Event occurs within 60 Business Days of the Credit Rating Escrow Payment Event occurring, no amount shall be payable into the Escrow Account in connection with that Credit Rating Escrow Payment Event under Clause 8(a) unless and until the Guarantor ceases again to meet the Credit Rating Condition within twelve months of the initial Credit

Rating Escrow Payment Event occurring, in which case the Guarantor shall make the payment under Clause 8(a) (for the avoidance of doubt, with the Relevant Time remaining the date on which the initial Credit Rating Escrow Payment Event occurred) within 10 Business Days (or, if later, within 60 Business Days of the date on which the initial Credit Rating Escrow Payment Event occurred);

(iii)	an Acceleration Escrow Payment Event, the “Relevant Time” shall be the date of the Acceleration Escrow Payment Event and the payment pursuant to Clause 8(a) shall be payable on the date five Business Days after that; and

(iv)	a Change of Control, the “Relevant Time” shall be the day prior to the Change of Control and the payment pursuant to Clause 8(a) shall be payable on the date of the Change of Control, provided that no amount shall be payable pursuant to Clause 8(a) in connection with a Permitted Change of Control.

(c)	If the Sponsor or Guarantor reasonably believes that the payment directly into the Scheme of any contributions otherwise due and payable is likely to result in the Scheme winding up with a surplus within the next 12 months in circumstances after all benefits are secured in full and all costs and expenses associated with winding-up met from the Scheme’s assets, they may notify the Trustee accordingly and, unless the Trustee challenges such notification (in which event the matter will be referred for arbitration in accordance with the procedure set out in Clause 14(f)(v)) such contributions will then instead be paid into the Escrow Account.

9.	TRUE-UPS

(a)	As soon as reasonably practicable following the date on which an Escrow Event occurs, the Trustee will instruct the Scheme Actuary to calculate the Insurance Buy-out Deficit as at the Relevant Time.

(b)	Clause 10(a) provides for what is to happen upon the Scheme Actuary issuing its calculation following an Event of Default. In relation to the Scheme Actuary issuing its calculation following one of the other Escrow Events:

(i)	where the Insurance Buy-out Deficit is greater than the Estimated Insurance Buy-out Deficit as at the Relevant Time, the Guarantor shall within 10 Business Days of the Scheme Actuary issuing its calculation make a payment into the Escrow Account equal to the difference; and

(ii)	where the Insurance Buy-out Deficit is less than the Estimated Insurance Buy-out Deficit as at the Relevant Time, subject to Clause 9(d) the difference shall be paid to the Guarantor out of the Escrow Account within 10 Business Days of the Scheme Actuary issuing its calculation.

(c)	For so long as there is a credit balance on the Escrow Account as a result of a Credit Rating Escrow Payment Event or Change of Control having occurred,

the Trustee will instruct the Scheme Actuary to calculate the Insurance Buy-out Deficit as at each anniversary of the date on which the relevant (or if applicable, the first relevant) Escrow Event occurred (or such other date as the Trustee and the Guarantor may agree to be administratively practicable) of what would, on that anniversary (or other agreed date), be the Insurance Buy-Out Deficit. In the event that the credit balance on the Escrow Account is more than the Insurance Buy-Out Deficit, subject to Clause 9(d) the balance shall be paid to the Guarantor within 10 Business Days of the Scheme Actuary issuing its calculation. In the event that the credit balance on the Escrow Account is less than the Insurance Buy-Out Deficit, the Guarantor shall make a payment into the Escrow Account equal to the shortfall within 10 Business Days of the Scheme Actuary issuing its calculation.

(d)	No payment shall be made to the Guarantor pursuant to Clause 9(b) or (c) if at the time the Scheme Actuary issues the relevant calculation it has been instructed pursuant to Clause 9(b) or (c) to calculate the Insurance Buy-out Deficit as at a later date than that to which the relevant calculation relates or an Escrow Event or anniversary has occurred which will result in its being so instructed.

10.	PAYMENTS OUT OF THE ESCROW ACCOUNT

(a)	Event of Default – payments upon certification of Insurance Buy-Out Deficit

When the Scheme Actuary issues its certificate of the amount of the Insurance Buy-Out Deficit as at the Relevant Time in connection with an Event of Default as referred to in Clause 9 (a):

(i)	if the Insurance Buy-out Deficit is greater than the Estimated Insurance Buy-out Deficit as at the Relevant Time, the Guarantor shall immediately upon the Scheme Actuary issuing its calculation make a payment into the Escrow Account equal to the difference;

(ii)	immediately upon the Scheme Actuary issuing its calculation, the lesser of:

(A)	the Insurance Buy-Out Deficit as at the Relevant Time reduced by the amount (if any) paid by the Sponsor to the Trustee in connection with the Event of Default since that Relevant Time; and

(B)	the credit balance on the Escrow Account, taking into account any amount payable by the Guarantor pursuant to Clause 10(a)(i),

shall be paid from the Escrow Account to the Scheme; and

(iii)	the credit balance (if any) on the Escrow Account shall be paid from the Escrow Account to the Guarantor.

(b)	Credit Rating Escrow Payment Event – payments upon Credit Rating Escrow Release Event

This Clause 10(b) shall apply if and for so long as the Credit Rating Condition is met again at any time after a payment has been made into the Escrow Account in connection with a Credit Rating Escrow Payment Event.

If and so long as it applies, the amount paid in to the Escrow Account in connection with the Credit Rating Escrow Payment Event shall be repaid to the Guarantor from the Escrow Account as to 50% on the date six months after the Credit Rating Condition has again been met and as to the balance on the date 12 months after the Credit Rating Condition has again been met, subject in each case to there being a sufficient credit balance on the Escrow Account and provided that:

(i)	no payment shall be made under this Clause 10(b) if at the time it would otherwise be made an Event of Default or Acceleration Escrow Payment Event has occurred and is continuing or if a Change of Control (other than a Permitted Change of Control) has occurred and has not within two months become a Permitted Change of Control (e.g., by virtue of a credit rating being “confirmed” after the completion of the Change of Control transaction); and

(ii)	if the Credit Rating Condition again ceases to be met before, or within twelve months after, the balance has been paid to the Guarantor, the Guarantor shall within 10 Business Days make a payment into the Escrow Account to ensure that the amount held in the Escrow Account is equal to the Estimated Insurance Buy-out Deficit at the date on which the Credit Rating Escrow Payment Event first occurred.

(c)	Acceleration Escrow Payment Event – payments upon Acceleration Escrow Release Event

This Clause 10(c) shall apply if an Acceleration Escrow Release Event occurs within six months of the date on which an Acceleration Escrow Payment Event occurs.

If and so long as it applies, the amount paid in to the Escrow Account in connection with the Acceleration Escrow Payment Event shall be repaid to the Guarantor from the Escrow Account as to 50% on the date six months after the Acceleration Escrow Payment Event occurs (the “six month anniversary”) and as to the balance on the date 12 months after the Acceleration Escrow Payment Event, subject in each case to there being a sufficient credit balance on the Escrow Account and provided that:

(i)	no payment shall be made under this Clause 10(c) if at the time it would otherwise be made an Event of Default or Credit Rating Escrow Payment Event has occurred and is continuing, or if a Change of Control (other than a Permitted Change of Control) has occurred and has not within two months become a Permitted Change of Control (e.g., by virtue of a credit rating being “confirmed” after the completion of the Change of Control transaction); and

(ii)	if a Credit Rating Escrow Payment Event occurs after the six month anniversary but before, or within twelve months after, the balance has been paid to the Guarantor, the Guarantor shall within 10 Business Days make a payment into the Escrow Account equal to the total amount returned to it and Clause 10(d) shall then apply.

(d)	Acceleration Escrow Payment Event – payments into the Scheme

This Clause 10(d) shall apply if an Acceleration Escrow Release Event does not occur prior to the six month anniversary or in the circumstances set out in Clause 10(c)(ii).

If it applies:

(i)	the lesser of:

(A)	the Insurance Buy-Out Deficit as at the Relevant Time reduced by the amount (if any) paid by the Sponsor to the Trustee in connection with the Acceleration Escrow Payment Event since that Relevant Time; and

(B)	the credit balance on the Escrow Account, if applicable taking into account any payment which becomes due from the Guarantor pursuant to Clause 9(b)(i) upon the Scheme Actuary confirming the Insurance Buy-out Deficit as at the date on which the Acceleration Escrow Payment Event occurred, shall be paid from the Escrow Account to the Scheme immediately following the six month anniversary (if an Acceleration Escrow Release Event does not occur by that date) or immediately following the occurrence of the circumstances set out in Clause 10(c)(ii) (or in either case if later the date on which the Scheme Actuary confirms the Insurance Buy-out Deficit as at the date on which the Acceleration Escrow Payment Event occurred); and

(ii)	the credit balance (if any) on the Escrow Account shall then be paid from the Escrow Account to the Guarantor.

(e)	Change of Control Escrow Payment Event – payments upon the Change of Control becoming a Permitted Change of Control

This Clause 10(e) shall apply if a Change of Control which was not a Permitted Change of Control at the time of the Change of Control transaction within two months following the date of the Change of Control becomes a Permitted Change of Control (e.g., by virtue of a credit rating being “confirmed” after the completion of the Change of Control transaction).

If and so long as it applies, the amount paid in to the Escrow Account in connection with the Change of Control shall be repaid to the Guarantor from the Escrow Account promptly after it is determined that such Change in Control was or has become a Permitted Change of Control, subject to there being a sufficient credit balance on the Escrow Account and provided that no payment shall be made under this Clause 10(e) if at the time it would otherwise be made an Event of Default, Acceleration Escrow Payment Event or Credit Rating Escrow Payment Event has occurred and is continuing.

11.	REPLACEMENT OF GUARANTEE AND ESCROW ACCOUNT ARRANGEMENTS

(a)	If at any time:

(i)	a Matching Replacement Obligation is provided to the Trustee by an Acceptable Replacement Entity; and

(ii)	the Appropriate Replacement Conditions are satisfied,

then the Trustee shall at the request of the Guarantor:

(iii)	release the Guarantor from its obligations under this Deed; and

(iv)	if there are monies in the Escrow Account, join with the Guarantor in instructing the escrow agent to return those monies to the Guarantor or as it may direct.

(b)	In this Clause 11:

“Acceptable Replacement Entity” means a corporate entity (or other entity acceptable to the Trustee):

(i)	which is not a Subsidiary of the Guarantor or a Subsidiary of, or under the Control of, an entity which, following a Change of Control, alone or together with a “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of other entities has Control of the Guarantor;

(ii)	which at the date on which the Trustee releases the Guarantor from its obligations under this Deed pursuant to Clause 11(a) has at least one of the following:

(A)	a confirmed long term unsecured senior debt credit rating of higher than Caa1 from Moody’s (or, if it does not have a rating of its long term unsecured senior debt from Moody’s, a confirmed corporate rating of higher than B2 from Moody’s);

(B)	a confirmed long term unsecured senior debt credit rating higher than CCC+ from Standard & Poor’s (or, if it does not have a rating of its long term unsecured senior debt from Standard & Poor’s, a confirmed corporate rating of higher than B from Standard & Poor’s); or

(C)	a confirmed long term unsecured senior debt credit rating higher than CCC+ from Fitch (or, if it does not have a rating of its long term unsecured senior debt from Fitch, a confirmed corporate rating of higher than B from Fitch); and

(iii)	which would have satisfied the condition in (ii) (ignoring for this purpose the word “confirmed” in each of (b)(ii)(A), (B) and (C)) at all times during the 12 months immediately preceding the date on which the Matching Replacement Obligation is completed, and for these purposes a credit rating or corporate rating is a “confirmed” rating if:

(i)	the relevant rating agency has confirmed in writing to the Trustee, in terms acceptable to the Trustee, that the relevant rating will not be affected by the relevant entity entering into the Replacement Documents and becoming bound by the obligations on its part in the Replacement Documents and the release and return referred to in Clause 11(a)(iii) and (iv);

(ii)	the relevant rating agency, with knowledge of the actual or impending release and return referred to in Clause 11(a)(iii) and (iv), has confirmed or updated the relevant rating after the relevant entity has to the relevant rating agency’s knowledge entered into the Replacement Documents and become bound by the obligations on its part in the Replacement Documents; or

(iii)	the Trustee receives an opinion from a financial adviser acceptable to it, and which has knowledge of the actual or impending release and return referred to in Clause 11(a)(iii) and (iv), that the entry by the relevant entity into the Replacement Documents and its becoming bound by the obligations should not affect the relevant rating.

“Appropriate Replacement Conditions” means the provision to the Trustee of each of the following in form and substance satisfactory to the Trustee, acting reasonably:

(i)	Replacement Documents executed and (subject only to execution by the Trustee) delivered by each party apart from the Trustee;

(ii)	capacity and validity legal opinions satisfactory to the Trustee confirming that the Replacement Documents constitute legal, valid, binding and enforceable obligations on the part of the Acceptable Replacement Entity and containing such other opinions as the Trustee, acting reasonably, may request in connection with the Replacement Documents and the Acceptable Replacement Entity;

(iii)	the confirmation in writing from a rating agency referred to in the definition of “Acceptable Replacement Entity”; and

(iv)	such other agreements, corporate resolutions, search results and other documentation as the Trustee may reasonably request.

“Matching Replacement Obligation” means any of the following:

(i)	the assumption by accession or operation of law of the Guarantor’s obligations under this Deed;

(ii)	the entry into of a deed in substantially identical terms to this Deed; or

(iii)	the entry into of a corporate guarantee, surety bond, letter of credit, bank guarantee or other similar instrument considered by Trustee, acting reasonably, to provide it with protection in commercial terms substantially identical to that provided by this Deed, including in particular:

(A)	obligations to make payments to the Scheme at the same times and in the same amounts as provided under this Deed; and

(B)	obligations to:

(1)	put money into an account satisfying the conditions set out in the definition of “Escrow Account”;

(2)	provide equivalent security; or

(3)	make payments into the Scheme,

in the case of (A), (B) and (C) at the same time and in the same amounts as provided under Clauses 7 to 10 of this Deed.

“Replacement Documents” means the documents entered into in order to effect, and otherwise in connection with, the Matching Replacement Obligation.

12.	GUARANTEE

(a)	The Guarantor hereby unconditionally and irrevocably:

(i)	guarantees to the Trustee punctual payment by the Sponsor and the IMPS Employers of the Guaranteed Liabilities;

(ii)	undertakes to the Trustee that whenever the Sponsor and/or any of the IMPS Employers does not pay any amount when due and payable in respect of a Guaranteed Liability it shall pay such amount in accordance with the terms of Clause 13 (Recourse) as if it were the principal obligor; and

(iii)

undertakes with the Trustee that if any payment obligation guaranteed by it under this Deed is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Trustee in accordance with the terms of Clause 13 (Recourse) against any cost, loss or liability which the Trustee or the Scheme incur as a result of the Sponsor and/or any of the IMPS Employers not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by the Sponsor and/or any of the IMPS Employers to the Scheme or the Trustee.

(b)	The Guarantor shall ensure that its payment obligations under this Deed will rank at least pari passu with the claims of all its other direct unsecured and unsubordinated creditors, except for obligations mandatorily preferred or privileged by law.

13.	RECOURSE

(a)	Before making a demand for payment from the Guarantor under this Deed other than in relation to any payment due under Clauses 7 to 11, the Trustee shall first make a demand for the relevant amount against the Sponsor and/or any relevant IMPS Employers and shall simultaneously notify the Guarantor that it has made such a demand.

(b)	If the Sponsor and the IMPS Employers do not pay the amount so demanded by the Trustee within 10 Business Days of the date of the relevant demand, the Trustee may make written demand of the Guarantor for such unpaid amounts under this Deed. The Guarantor shall pay any unpaid amounts so demanded by the Trustee under this Deed within 10 Business Days of such demand if still unpaid on such date.

(c)	Where, and to the extent only that, a payment due from the Sponsor or any of the IMPS Employers (other than a payment set out in the Schedule of Contributions to the extent it is expressed in a Sterling amount and not as a percentage) has been validly disputed in good faith, no amounts shall be payable under Clause 12 in respect of that payment obligation until the payment obligation has been confirmed by the payer or a court of first instance.

14.	EFFECTIVENESS AND TERMINATION OF THIS DEED AND 2014 DEED OF COVENANT

(a)	Notwithstanding anything else in this Deed, this Deed shall come into effect on and from Sale Completion and shall remain in full force and effect until the Termination Date.

(b)	The Trustee will, at the request of the Guarantor, at any time after the later of the execution of this Deed and the identification of the “Buyer” referenced therein, enter into the Deed of Release and will, in any event, enter into the Deed of Release no later than Sale Completion.

(c)	With effect from Sale Completion, the Trustee and the Sponsor agree that the Deed of Covenant dated 5th June 2014 is terminated and will be of no further force or effect after Sale Completion and that the Trustee, the Sponsor and the company currently known as IPC Magazines Group Limited are therefore released from any and all obligations under that Deed of Covenant.

(d)	The occurrence of the Termination Date shall not affect the liability of the Guarantor under this Deed in respect of any Guaranteed Liabilities that fall due for payment on or prior to the Termination Date.

(e)	This Deed shall terminate if the Scheme is wound up and all liabilities in relation to the Scheme (ignoring any reduction to benefits that may otherwise arise due to an insufficiency of resources) are fully secured to the satisfaction of the Trustee, acting reasonably. In such event, any surplus funds then remaining in the Scheme or in the Escrow Account shall be promptly returned to the Guarantor.

(f)	This Deed shall terminate (unless the Guarantor elects otherwise in writing) if the Trustee implements an investment strategy that is not consistent with the Agreed Investment Strategy, the Trustee adopts assumptions for an Actuarial Valuation which are not the Agreed Assumptions, or the Trustee adopts transfer or commutation factors that, if this Deed had not been entered into, would be outside of the reasonable range which the Trustee could properly adopt in relation to the Scheme (assuming no concerns about the ability of the Sponsor and IMPS Employers to support the Scheme on an ongoing basis) (a “Material Change”) and (subject to (v) below) the Guarantor informs the Trustee in writing that termination will occur as a result of that Material Change except:

(i)	Where a Credit Rating Escrow Payment Event occurs the Trustee may change the investment strategy to de-risk to a target return of gilts plus 0.5% or, where a Credit Rating Downgrade Event occurs, the Trustee may (subject to any consultation required under the Pensions Act 1995) change the investment strategy as they see fit; provided that (A) if a Credit Rating Escrow Release Event occurs, it will be a Material Change if the Guarantor so notifies the Trustee and the Trustee does not adjust the investment strategy to be consistent with the Agreed Investment Strategy within 90 days or such other period as the Trustee and the Guarantor shall agree, and (B) if the Credit Rating Downgrade Event has been reversed it will be a Material Change if the Guarantor so notifies the Trustee and the Trustee does not adjust the investment strategy to be consistent with the Agreed Investment Strategy (or, where a Credit Rating Escrow Release Event has not occurred, to change the investment strategy to de-risk to a target return of gilts plus 0.5%) within 90 days or such other period as the Trustee and the Guarantor shall agree;

(ii)	Where an investment adviser appointed by the Trustee under section 47 of the Pensions Act 1995 (the “Trustee’s Investment Adviser”) advises the Trustee in writing (copied to the Guarantor) that a change to the investment strategy is expected to result in the same (or increased) expected long-term return with the same (or less) level of overall risk as compared with the then current investment strategy, it shall not be a Material Change;

(iii)	It shall not be a Material Change if the Trustee reverses the Material Change within 90 days of the later of the Guarantor informing them in writing that termination will occur as a result of it and the resolution of any dispute about whether there has been a Material Change in accordance with (v) below;

(iv)	It shall not be a Material Change if the Trustee has made a change to the investment target return in accordance with the Agreed Investment Strategy and the following conditions are met:

(A)	prior to the change, the Trustee’s Investment Adviser advises the Trustee in writing (copied to the Guarantor) that the investment target return in accordance with the Agreed Investment Strategy is no longer capable of being achieved on the basis of the current strategic allocation;

(B)	prior to the change, the Trustee has requested the Trustee’s Investment Adviser to advise in writing (copied to the Guarantor) on whether there is any change in the current strategic allocation which could be made without materially increasing the overall level of risk in order to reduce so far as possible the extent to which the Trustee’s Investment Adviser advises that the investment target return in accordance with the Agreed Investment Strategy needs to be changed;

(C)	prior to the change, the Trustee has made any change that is advised by the Trustee’s Investment Adviser further to the request referred to in sub-Clause (B) above;

(D)	the change is not more than the minimum change necessary to align the investment target return in accordance with the Agreed Investment Strategy with the investment target return that the Trustee’s Investment Adviser has advised is achievable (taking into account any change that is advised by the Trustee’s Investment Adviser further to the request referred to in sub-Clause (B) above); and

(E)	the Guarantor has consented to the change, such consent not to be unreasonably withheld or delayed.

(v)	In the event that the Trustee disputes whether there has been a Material Change (e.g. due to a dispute over the interpretation of the Agreed Investment Strategy or the Agreed Assumptions or over the reasonableness of transfer or commutation factors), such dispute shall be referred to and finally resolved by arbitration under the Arbitration Rules of the London Court of International Arbitration and the following provisions shall apply:

(A)	The tribunal shall consist of a sole arbitrator;

(B)	The seat of arbitration shall be London, England

(C)	The language of the arbitration shall be English.

(g)	This Deed shall terminate (unless the Guarantor and the Trustee otherwise agree in writing) on 31 March 2016 if Sale Completion has not occurred on or before that date.

15.	DEFICIT ESTIMATION

(a)	The Guarantor and the Trustee shall forthwith following the Sale Completion procure that the ALS is set-up (or modified) in respect of the Plan in accordance with the Configuration Document. Both the Trustee and the Guarantor shall have unrestricted access to the ALS for purposes of accessing the Estimated Funding Position and the Estimated Insurance Buy-Out Deficit as at any given date.

(b)	The Guarantor and the Trustee shall procure that no changes (whether by replacement, modification or addition) are made to the information in the Configuration Document without the prior written consent of both the Guarantor and the Trustee and neither the Guarantor nor the Trustee shall take steps (directly or indirectly) to prevent the other party from accessing ALS. In the event of a breach of this Clause by the Trustee which has been notified to the Trustee by the Guarantor but not remedied, the Estimated Relevant Funding Position at any given time (when looked at following the breach) shall be as determined by the Guarantor based on the terms of the Configuration Document as it stood prior to such amendment in contravention of this Clause.

(c)	In respect of an Estimated Relevant Funding Position, the Guarantor may (acting reasonably) give the Trustee, and the Trustee may (acting reasonably) give the Guarantor notice in writing (the “Error Notice”) that there is either a Manifest Error or an ALS Failure, in each case, specifying reasonable details of the same, including what they believe (acting reasonably) to be the Replacement Estimated Relevant Funding Position. To be a valid notice under this Clause 15(c), such notice must be sent within 5 Business Days following the day on which the Guarantor became aware, or should reasonably be expected to have become aware, of such Manifest Error or ALS Failure.

Where the recipient of the Error Notice disputes the existence of the Manifest Error, or the ALS Failure, or disputes whether the Replacement Estimated Relevant Funding Position is itself subject to a Manifest Error, or both, they shall, within 5 Business Days of their receipt of the Error Notice, notify the other party (being the Guarantor or the Trustee) in writing (the “Error Dispute Notice”). In the event that the parties are unable to agree the Replacement Estimated Relevant Funding Position, that dispute will be resolved by arbitration in accordance with the terms set out in Clause 14(g)(v) and the amount so determined shall be the Replacement Estimated Relevant Funding Position.

(d)

Where the Guarantor is required to hold funds in escrow in accordance with Clauses 8, 9 or 10 and an Error Notice is issued, on and from the date on which the Error Notice is received by the other party until the date on which the Replacement Estimated Relevant Funding Position is agreed or otherwise determined in accordance with Clause 15(d), the Estimated Relevant Funding

Position for the purpose of Clauses 8, 9 or 10 shall be the most recent (determined by reference to their “as at” dates) Estimated Relevant Funding Position available on or from ALS prior to the challenged Estimated Relevant Funding Position.

(e)	The Guarantor and the Trustee may (in their absolute discretion), from time to time, agree to use a different technology and software to the ALS (the “Alternative Tracker”). The Guarantor and the Trustee shall use all reasonable endeavours to so agree in the event that the ALS no longer exists in the form described in this Deed.

The Guarantor and the Trustee shall, unless they agree otherwise in writing (in their absolute discretion), procure that any Alternative Tracker which replaces the ALS under this Clause 15 is configured as closely as practicable to the configuration of the ALS (as set out in the Configuration Document). In the event that the Guarantor and the Trustee are unable to reach agreement as to whether a proposed Alternative Tracker satisfies this Clause 15, or otherwise which Alternative Tracker to use, that dispute will be resolved by arbitration in accordance with the terms set out in Clause 14(g)(v).

In the event that the ALS is replaced under this Clause 15(f) with an Alternative Tracker, this Deed shall apply as if all references in this Deed to “the ALS” were instead references to the Alternative Tracker which replaced it.

16.	CONTINUING GUARANTEE

Subject to Clause 14, the guarantee set out in this Deed is a continuing guarantee and will extend to the ultimate balance of sums payable by it in respect of the Guaranteed Liabilities, regardless of any intermediate payment or discharge in whole or in part.

17.	REINSTATEMENT

If any discharge, release or arrangement (whether in respect of the obligations of the Sponsor and/or any of the IMPS Employers or any security for those obligations or otherwise) is made by the Trustee in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Deed will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.	LIABILITY/WAIVER OF DEFENCES

The obligations of the Guarantor under this Deed will not be affected by any act, omission, matter or thing which, but for this Clause 18 would reduce, release or prejudice any of its obligations under this Deed (without limitation and whether or not known to it or the Trustee) including:

(i)	any time, waiver or consent granted to, or composition with the Sponsor and/or any of the IMPS Employers and/or any other person;

(ii)	any amendment, novation, supplement, renewal, release, extension, restatement (however fundamental and whether or not more onerous) or replacement of the Schedule of Contributions or the Trust Deed and Rules or any other document or security;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce any rights against, or security over assets of the Sponsor and/or any of the IMPS Employers and/or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any discharge or release of the Sponsor and/or any of the IMPS Employers or any other person under the terms of any composition or arrangement;

(v)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status relating to the Sponsor and/or any of the IMPS Employers and/or any other person;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under the Schedule of Contributions or the Trust Deed and Rules or any other document; or

(vii)	any bankruptcy or insolvency or similar proceedings.

19.	APPROPRIATIONS

Until the Guaranteed Liabilities have been irrevocably paid in full, the Trustee (or any trustee or agent on its behalf) may:

(i)	refrain from applying or enforcing any other moneys, security or rights held or received by the Trustee (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as they see fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(ii)	hold in an interest-bearing suspense account (bearing interest at a commercial rate) any moneys received from the Guarantor or on account of the Guarantor’s liability under this Deed, unless and until such amounts are sufficient in aggregate to discharge the Guaranteed Liabilities in full.

20.	DEFERRAL OF THE GUARANTOR’S RIGHTS

Until the Guaranteed Liabilities have been irrevocably paid and satisfied in full and unless the Trustee otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under this Deed or by reason of any amount being payable, or liability arising under this Deed:

(i)	to be indemnified by the Sponsor and/or any of the IMPS Employers;

(ii)	to claim any contribution from any other guarantor of the Sponsor’s and/or any of the IMPS Employers’ obligations or liabilities to make payments to the Scheme;

(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Trustee or the Scheme in respect of the Sponsor’s and/or any of the IMPS Employers’ obligations or liabilities to make payments to the Trustee or the Scheme, or under or pursuant to any other guarantee or security taken in connection with such obligations or liabilities of the Sponsor and/or any of the IMPS Employers by the Trustee;

(iv)	to bring legal or other proceedings for an order requiring the Sponsor and/or any of the IMPS Employers to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under this Deed;

(v)	to exercise any right of set-off against the Sponsor and/or any of the IMPS Employers; and/or

(vi)	to claim or prove as a creditor of the Sponsor and/or any of the IMPS Employers in competition with the Trustee or the Scheme.

The Guarantor must hold in trust for and immediately pay or transfer to the Trustee any payment or distribution or benefit of security received by it contrary to this Clause 20 or in accordance with any directions given by the Trustee under this Clause 20.

21.	ADDITIONAL SECURITY

This Deed is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Trustee or the Scheme.

22.	PROVISION OF FINANCIAL INFORMATION

The Guarantor and the Sponsor each undertake to the Trustee that it shall provide the Financial Information at the times specified in Schedule 6. The contents of Schedule 6 may be amended by written agreement between the Guarantor, the Sponsor and the Trustee.

23.	PAYMENTS

All payments made pursuant to this Deed shall be made in Sterling in immediately available funds without any set-off or counterclaim to the Trustee’s account at such office or bank as it may notify the Guarantor from time to time by no less than 5 Business Days’ prior notice. If a payment under this Deed is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

24.	TAXES

(a)	Tax gross-up:

(i)	The Guarantor must make all payments to the Trustee or into the Escrow Account under this Deed without any Tax Deduction, unless a Tax Deduction is required by law.

(ii)	If the Guarantor is aware that it must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Trustee. Similarly, the Trustee shall notify the Guarantor on becoming so aware in respect of a payment payable by the Guarantor to the Trustee or into the Escrow Account.

(iii)	If a Tax Deduction is required by law to be made by the Guarantor from any payment made to the Trustee or into the Escrow Account, the amount of the payment due from the Guarantor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required provided that the Guarantor shall not be required to make an increased payment under this Clause 24(a)(iii) in respect of a Tax Deduction to the extent that the Tax Deduction in question has already been taken into account (outside the operation of this Clause) in calculating the amount of the payment due.

(iv)	If the Guarantor is required to make a Tax Deduction, the Guarantor must make the appropriate Tax Deduction and must make any payment required in connection with that Tax Deduction to the relevant Tax authority within the time allowed by law.

(v)	Within 60 days of making a payment required in connection with a Tax Deduction, the Guarantor must deliver to the Trustee evidence satisfactory to it (acting reasonably) that the appropriate payment has been paid to the relevant Tax authority.

(vi)	If the Guarantor makes a Tax Payment and the Trustee determines (or is informed) that it is or may be entitled to obtain a Tax Credit which is attributable to that Tax Payment or to an increased payment of which that Tax Payment forms part, the Trustee shall use all reasonable endeavours to obtain such Tax Credit and, in any event if the Trustee does obtain and utilise a Tax Credit, the Trustee shall pay to the Guarantor an amount which the Trustee determines (acting reasonably) will leave the Trustee (after the payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Guarantor.

(vii)	Notwithstanding anything contained in this Clause 24(a), the net amounts received by the Trustee under this Deed (including any Tax Payments) shall not exceed the net amounts that would have been received by the Trustee had such payments been made directly by the Sponsor and/or any of the IMPS Employers.

(viii)	In the event that the Guarantor is required by law to make a Tax Deduction from any payment made to the Trustee or into the Escrow Account under this Deed, the Trustee shall co-operate with the

Guarantor in completing any procedural formalities or other steps necessary for the Guarantor to obtain authorisation, or to otherwise enable the Guarantor, to make the relevant payment(s) without a Tax Deduction.

(b)	Value added taxes:

Any amount payable under this Deed by the Guarantor which constitutes the consideration for any supply for value added tax purposes is exclusive of any value added tax or any other Tax of a similar nature which is chargeable in connection with that amount. If any such Tax is chargeable and the Trustee is required to account to the relevant Tax authority for that Tax, the Guarantor must pay to the Trustee (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax subject to the Trustee providing the Guarantor with a valid VAT invoice in respect of the supply.

(c)	Stamp taxes:

The Guarantor shall pay and, within 15 Business Days of demand, indemnify the Trustee against any cost, loss or liability that the Trustee incur in relation to all stamp duty, registration and other similar taxes payable in respect of this Deed.

25.	CURRENCY INDEMNITY

(a)	The Guarantor must, as an independent obligation, indemnify the Trustee against any loss or liability which the Trustee incurs as a consequence of the Trustee or the Escrow Account receiving an amount under this Deed in a currency other than Sterling.

(b)	The Guarantor waives any right it may have in any jurisdiction to pay any amount under this Deed in a currency other than Sterling.

26.	ASSIGNMENT

None of the parties to this Deed shall assign or transfer in any way its rights, interests or obligations under this Deed, in whole or in part, without the prior written consent of the other parties, provided that the Trustee may transfer its rights under this Deed to any successor trustee or trustees of the Scheme or to the Pension Protection Fund as a result of the operation of Section 161 of and Schedule 6 to the Pensions Act 2004; and provided further that nothing in this Clause 26 shall derogate from Clause 11.

27.	NOTICES

All notices and other communications relating to this Deed must be in English and in writing, shall be sent by facsimile, hand delivery or overnight courier service and must be addressed or directed to the relevant address or number specified below, subject to such amendments as may be notified from time to time in accordance with this Clause by the relevant party to the other party:

If to the Guarantor, to:

Address:      1271 Avenue of the Americas

                     New York, NY 10020 USA

Attention:     General Counsel

If to the Sponsor, to:

Address:      Blue Fin Building

                    110 Southwark Street

                    London, England SE1 0SU

Attention:    Director of Legal and Business Affairs

If to the Trustee, to:

Address:      IPC Media Pension Trustee Limited

                    Blue Fin Building

                    110 Southwark Street

                    London SE1 0SU

Attention:    Scheme Secretary

With copy to the Scheme’s legal adviser:

Address:      Mayer Brown International LLP

                    201 Bishopsgate

                    London EC2M 3AF

Attention:    Ian Wright

Notices are effective when actually received by the party to which they are given, as evidenced by facsimile transmission report, written acknowledgment or affidavit of hand delivery or courier receipt.

28.	COSTS AND EXPENSES

(a)	The Sponsor shall on demand reimburse the Trustee for all duly documented costs and expenses reasonably incurred by it in connection with the negotiation and execution of this Deed.

(b)	The Guarantor shall on demand reimburse the Trustee for all costs and expenses reasonably incurred by it in connection with the preservation or enforcement of its rights under this Deed.

29.	DEFAULT INTEREST

If the Guarantor fails to pay any amount payable by it under this Deed on the due date of payment hereunder, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgement) at the rate (if any) payable by the Sponsor or any of the IMPS Employers with respect to default interest under Rule 13.3 of the Trust Deed and Rules. Any interest that accrues under this Clause 29 shall be immediately payable on demand from the Guarantor.

30.	NO RELEASE OR WAIVER

No failure to exercise, nor delay in exercising on the part of the Trustee, any right, power or privilege hereunder or under the Schedule of Contributions or in respect of any other Guaranteed Liabilities shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof. Any waiver or release by the Trustee must be granted in writing.

31.	CUMULATIVE RIGHTS AND REMEDIES

The rights and remedies of the Trustee herein provided are cumulative, and not exclusive of any rights or remedies provided by law.

32.	AMENDMENTS AND VARIATIONS

The Guarantor, the Sponsor and the Trustee may amend or vary any of the terms of this Deed (including the Schedules), provided that no amendment or variation of the terms of this Deed shall be effective unless it is made or confirmed in a written document signed by the Guarantor, the Sponsor and the Trustee.

33.	GOVERNING LAW AND JURISDICTION

(a)	This Deed and any non-contractual obligations arising out of or in connection with this Deed shall be governed by and construed in accordance with English law.

(b)	Each party irrevocably submits to the jurisdiction of the English courts to settle any dispute (except any dispute which this Deed expressly provides shall be referred to arbitration) which may arise under or in connection with this Deed or the legal relationships established by this Deed (a “Dispute”). The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and accordingly, no party will argue to the contrary.

34.	AGENT FOR SERVICE OF PROCESS

Without prejudice to any other mode of service allowed under any relevant law:

(i)	the Guarantor shall at all times maintain an agent for service of process in England;

(ii)	the Guarantor appoints the Sponsor as its agent for service of process in relation to any proceedings before the English courts in connection with this Deed and agrees that failure by the process agent to notify the Guarantor of the process will not invalidate the proceedings concerned.

35.	SEVERABILITY

If any part or any provision of this Deed shall be or become illegal, prohibited, invalid or unenforceable in any jurisdiction all other provisions of this Deed shall continue in full force and effect in such jurisdiction and shall not affect the validity and enforceability of such provisions in any other jurisdiction; and further if any part or any provision of this Deed is found by a court to be illegal, prohibited, invalid or unenforceable the parties shall use reasonable endeavours to agree in good faith any such amendments or replacement arrangements as are necessary to replicate to the extent possible the purpose and intention of that part or provision.

36.	COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Deed.

37.	THIRD PARTY RIGHTS

A person who is not a party to this Deed, other than the company currently known as IPC Magazines Group Limited in relation only to Clause 14(c), has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Deed.

SCHEDULE 1

2015 VALUATION BASIS

Financial Assumptions

(spot rates, % pa)

Year	Discount rate	RPI inflation and Salary growth	RPI(0,5)[1] pension increases (in payment and in deferment)	RPI(3,5) pension increases (in payment)	CPI(0,3) pension increases (in payment)
1	0.80	1.11	0.96	1.61	-0.19
2	0.96	1.65	1.50	2.15	0.35
3	1.17	2.03	1.88	2.53	0.73
4	1.38	2.22	2.07	2.72	0.92
5	1.57	2.31	2.16	2.81	1.01
6	1.73	2.38	2.23	2.88	1.08
7	1.87	2.45	2.30	2.95	1.15
8	1.99	2.54	2.39	3.04	1.24
9	2.09	2.63	2.48	3.13	1.33
10	2.18	2.68	2.53	3.18	1.38
11	2.26	2.73	2.58	3.23	1.43
12	2.34	2.79	2.64	3.29	1.49
13	2.41	2.85	2.70	3.35	1.55
14	2.48	2.92	2.77	3.42	1.62
15	2.55	2.98	2.83	3.48	1.68
16	2.61	3.04	2.89	3.54	1.74
17	2.67	3.09	2.94	3.59	1.79
18	2.73	3.14	2.99	3.64	1.84
19	2.78	3.18	3.03	3.68	1.88
20	2.82	3.22	3.07	3.72	1.92
21	2.86	3.25	3.10	3.75	1.95

[1]	RPI(x,y) refers to a pension increase assumption equal to RPI inflation with an annual floor of x% and an annual cap of y%

22	2.89	3.28	3.13	3.78	1.98
23	2.91	3.31	3.16	3.81	2.01
24	2.93	3.34	3.19	3.84	2.04
25	2.95	3.36	3.21	3.86	2.06
26	2.96	3.37	3.22	3.87	2.07
27	2.96	3.37	3.22	3.87	2.07
28	2.97	3.37	3.22	3.87	2.07
29	2.96	3.36	3.21	3.86	2.06
30	2.96	3.36	3.21	3.86	2.06
31	2.95	3.35	3.20	3.85	2.05
32	2.95	3.34	3.19	3.84	2.04
33	2.94	3.34	3.19	3.84	2.04
34	2.93	3.33	3.18	3.83	2.03
35	2.92	3.32	3.17	3.82	2.02
36	2.90	3.32	3.17	3.82	2.02
37	2.89	3.31	3.16	3.81	2.01
38	2.88	3.30	3.15	3.80	2.00
39	2.87	3.29	3.14	3.79	1.99
40	2.87	3.28	3.13	3.78	1.98
41	2.86	3.27	3.12	3.77	1.97
42	2.85	3.26	3.11	3.76	1.96
43	2.85	3.26	3.11	3.76	1.96
44	2.84	3.26	3.11	3.76	1.96
45	2.84	3.26	3.11	3.76	1.96
46	2.83	3.26	3.11	3.76	1.96
47	2.83	3.27	3.12	3.77	1.97
48	2.83	3.27	3.12	3.77	1.97
49	2.83	3.27	3.12	3.77	1.97
50	2.83	3.27	3.12	3.77	1.97
51	2.83	3.27	3.12	3.77	1.97
52	2.83	3.27	3.12	3.77	1.97

53	2.84	3.28	3.13	3.78	1.98
54	2.84	3.28	3.13	3.78	1.98
55	2.84	3.28	3.13	3.78	1.98
56	2.84	3.28	3.13	3.78	1.98
57	2.85	3.28	3.13	3.78	1.98
58	2.85	3.29	3.14	3.79	1.99
59	2.85	3.29	3.14	3.79	1.99
60	2.86	3.29	3.14	3.79	1.99
61	2.86	3.29	3.14	3.79	1.99
62	2.87	3.29	3.14	3.79	1.99
63	2.87	3.29	3.14	3.79	1.99
64	2.87	3.29	3.14	3.79	1.99
65	2.88	3.30	3.15	3.80	2.00
66	2.88	3.30	3.15	3.80	2.00
67	2.88	3.30	3.15	3.80	2.00
68	2.89	3.30	3.15	3.80	2.00
69	2.89	3.30	3.15	3.80	2.00
70	2.89	3.30	3.15	3.80	2.00
71	2.89	3.30	3.15	3.80	2.00
72	2.90	3.30	3.15	3.80	2.00
73	2.90	3.30	3.15	3.80	2.00
74	2.90	3.31	3.16	3.81	2.01
75	2.90	3.31	3.16	3.81	2.01
76	2.90	3.31	3.16	3.81	2.01
77	2.90	3.31	3.16	3.81	2.01
78	2.91	3.31	3.16	3.81	2.01
79	2.91	3.31	3.16	3.81	2.01
80	2.91	3.31	3.16	3.81	2.01
81	2.91	3.31	3.16	3.81	2.01
82	2.91	3.31	3.16	3.81	2.01
83	2.91	3.31	3.16	3.81	2.01

84	2.91	3.31	3.16	3.81	2.01
85	2.91	3.32	3.17	3.82	2.02
86	2.91	3.32	3.17	3.82	2.02
87	2.90	3.32	3.17	3.82	2.02
88	2.90	3.32	3.17	3.82	2.02
89	2.90	3.32	3.17	3.82	2.02
90	2.90	3.32	3.17	3.82	2.02
91	2.90	3.32	3.17	3.82	2.02
92	2.89	3.32	3.17	3.82	2.02
93	2.89	3.32	3.17	3.82	2.02
94	2.89	3.32	3.17	3.82	2.02
95	2.89	3.32	3.17	3.82	2.02
96	2.88	3.32	3.17	3.82	2.02
97	2.88	3.32	3.17	3.82	2.02
98	2.88	3.32	3.17	3.82	2.02
99	2.87	3.32	3.17	3.82	2.02
100	2.87	3.33	3.18	3.83	2.03

Mortality Assumptions

The base mortality tables for members after retirement or leaving service are based on the “light” SAPS tables S2PMA_L for males and S2PFA_L for females, with the q(x) values multiplied by a factor of 1.04 for males and 0.88 for females and including projected improvements from calendar year 2007 to 2015, in line with the 2014 CMI core projections with long-term rates of mortality improvement of 1.50% a year for males and females.

Future improvements in the base table rates are projected from calendar year 2015, in line with the 2014 CMI core projections with long-term rates of mortality improvement of 1.50% a year for males and females.

Commutation

Allowance is made for members to commute (on average) 20% of their pension for cash at retirement on terms that are 25% less than the corresponding funding reserve.

Early retirement other than on grounds of ill-health

Deferred members are assumed to draw their benefits at the earliest age at which those benefits are payable without reduction. Active deferred members are assumed to take all their benefits at age 60 on the preferential terms guaranteed under the Scheme Rules.

Expense reserve

A loading of 2.5% has been applied to the liabilities to cover the expenses of running the Scheme (including life assurance costs, but excluding PPF levies and investment expenses). Investment expenses are assumed to be met from investment income. The discount rate is therefore assumed to be net of investment expenses. PPF levies are to be paid by the Company as they arise.

Other Demographic Assumptions

Rates of withdrawal from active deferred status and early retirement from active deferred status on grounds of ill-health are shown below at sample ages. The rates shown below at age x relate to the proportion of members aged x at the start of the year that are assumed to leave service over the following year for the reason stated. Assumptions for the proportion of members assumed to be married (or whose death is assumed to give rise to a dependant’s pension) and age difference between a member and their spouse, are also shown below.

	Withdrawal		Ill-health retirement		Proportion married		Age difference (spouse - member)
Age	Males	Females	Males	Females	Males	Females	Males	Females
25	0.17699	0.20400	0.00000	0.00000	0.32000	0.60000	-1.00000	1.00000
30	0.13662	0.18100	0.00020	0.00020	0.66500	0.60000	-1.50000	1.50000
35	0.10350	0.14300	0.00050	0.00040	0.84000	0.60000	-2.00000	2.00000
40	0.07866	0.10500	0.00090	0.00080	0.88400	0.60000	-2.50000	2.50000
45	0.05244	0.08200	0.00200	0.00180	0.90400	0.60000	-3.00000	3.00000
50	0.02622	0.05900	0.00480	0.00360	0.91400	0.60000	-3.00000	3.00000
55	0.00000	0.00000	0.00990	0.01000	0.92300	0.60000	-3.00000	3.00000
57	0.00000	0.00000	0.01390	0.01400	0.92500	0.60000	-3.00000	3.00000
59	0.00000	0.00000	0.01840	0.01800	0.92700	0.60000	-3.00000	3.00000

SCHEDULE 2

AGREED ASSUMPTIONS

Discount rate

This assumption will be in line with the Towers Watson GBP Zero Coupon Nominal Gilt curve (or such equivalent curve as the Trustee and Company shall agree) plus a fixed addition as set out in the table below.

Time Period	Addition to Gilts for discount rate
Up to but not including the eighth anniversary of “Sale Completion” (as defined in the Deed of Guarantee)	0.5% pa
On the eighth anniversary of “Sale Completion” for the purpose of 6(e) of the Deed of Guarantee	0.5% pa
Except for 6(e) of the Deed of Guarantee, from the eighth anniversary of “Sale Completion”	0.21% pa
From the ninth anniversary of “Sale Completion”	0.18% pa
From the tenth anniversary of “Sale Completion”	0.15% pa
From the eleventh anniversary of “Sale Completion”	0.12% pa
From the twelfth anniversary of “Sale Completion”	0.09% pa
From the thirteenth anniversary of “Sale Completion”	0.06% pa
From the fourteenth anniversary of “Sale Completion”	0.03% pa
From the fifteenth anniversary of “Sale Completion”	Nil

Retail Price Inflation (RPI)

This assumption will be in line with the Towers Watson GBP Zero Coupon Gilt-implied Break even inflation curve (or such equivalent curve as the Trustee and Company shall agree) at the valuation date.

Consumer Price Inflation (CPI)

This assumption will be set to 1.1% pa below the assumed rate of RPI. This is subject to review at subsequent triennial valuations if there are material changes to the composition and/or derivation of either the RPI or CPI index such that this relationship is no longer reasonable.

Revaluation in deferment and increases to pensions in payment

Increases will take account of the caps and floors on the relevant tranches of benefits by applying a fixed deduction to the RPI inflation curve. This deduction is derived from the application of the ‘Black 76’ model with inflation set equal to the single equivalent RPI inflation assumption (as at 5 April 2015, 3.2% pa) (less the above RPI – CPI margin if applicable) and inflation volatilities of 1.8% pa (RPI) and 1.5% pa (CPI). These volatility assumptions represent the year one best-estimate volatilities on the Towers Watson model. They are subject to review at subsequent triennial valuations based on best estimates on the Towers Watson model (or equivalent) at the relevant valuation date.

Salary increases

Salary increases will be assumed to be in line with RPI, subject to analysis of salary experience between valuations. If salary increases overall have been in excess of RPI, then the Trustee and Company are to discuss whether this should be reflected by increasing this assumption.

Mortality (base tables)

Pre-retirement and post-retirement mortality assumptions should be based on the latest standard tables (as at 5 April 2015, the ‘S2’ tables), as modified to reflect the results of a postcode mortality analysis. The best-estimate multipliers issuing from such an analysis should be adjusted downwards by 5% as a margin for prudence (as at 5 April 2015, the post code analysis supports using the ‘S2 light’ tables with multipliers following the 5% reduction of 1.04 (males) and 0.88 (females)).

Mortality (future improvements)

Future improvements in mortality should be based on the latest published version of the CMI core projections model with long-term rates of improvement for males and females of 1.5%, or such other assumption as agreed by the Trustee and the Company to be broadly in line with the benchmarking of assumptions adopted by other schemes.

Commutation

Allowance to be made for members to commute (on average) 20% of their pension for cash at retirement on terms that are 25% less than the corresponding funding reserve. The percentage of pension assumed to be commuted is subject to review in the light of actual experience between valuations.

Liability management options at retirement

No allowance will be made in the 5 April 2015 funding valuation. Allowance may be made in the 5 April 2018 funding valuation (and in subsequent valuations) for members to take up certain “liability management” options at retirement. The Company proposes to amend the Scheme’s retirement process to include liability management options (including possibly transfer values and pension increase exchanges). The Trustee and Company will discuss for the 2018 funding valuation, the appropriate allowance to make for any such options that are introduced and taken up. The allowance made will be based on actual Scheme experience and expectations of how future experience may differ.

Expense reserve

A loading of 2.5% will be applied to the liabilities to cover the expenses of running the Scheme (including life assurance costs, but excluding PPF levies and investment expenses), unless it is agreed by the Trustee and the Company that an alternative loading more appropriately represents these expenses. Investment expenses are assumed to be met from investment income. The discount rate is therefore assumed to be net of investment expenses. PPF levies are to be paid by the Company as they arise.

Proportion married and age difference

Withdrawal from active deferred status

Ill-health early retirements

These assumptions are to be in line with the appended table. These may be subject to review at subsequent triennial valuations based on the Scheme’s experience and/or the experience of pension schemes more generally where relevant and where the Scheme’s experience on its own is not sufficient to be statistically credible.

Early retirement

Deferred members assumed to draw their benefits at the earliest age at which those benefits are payable without reduction. Active deferred members are assumed to take all their benefits at age 60 on the preferential terms guaranteed under the Scheme Rules. These assumptions are to be revisited if in the future Scheme experience shows that the vast majority of members do not retire at or before age 60.

Discretionary benefits

No allowance will be made for any benefits payable which are subject to some exercise of discretion on the part of the Trustee or Company including:

•	Temporary benefit improvements

•	Increases to pensions in payment above those guaranteed under the rules

•	Individual augmentations to benefits with the Scheme.

Other factors

All assumptions are subject to review if there are changes in legislation or guidance from the Pensions Regulator that mean that these assumptions are no longer reasonable. Any changes to the assumptions to be agreed by the Trustee and Company.

Appendix

Other Demographic Assumptions

	Withdrawal		Ill-health retirement		Proportion married		Age difference (spouse - member)
Age	Males	Females	Males	Females	Males	Females	Males	Females
25	0.17699	0.20400	0.00000	0.00000	0.32000	0.60000	-1.00000	1.00000
30	0.13662	0.18100	0.00020	0.00020	0.66500	0.60000	-1.50000	1.50000
35	0.10350	0.14300	0.00050	0.00040	0.84000	0.60000	-2.00000	2.00000
40	0.07866	0.10500	0.00090	0.00080	0.88400	0.60000	-2.50000	2.50000
45	0.05244	0.08200	0.00200	0.00180	0.90400	0.60000	-3.00000	3.00000
50	0.02622	0.05900	0.00480	0.00360	0.91400	0.60000	-3.00000	3.00000
55	0.00000	0.00000	0.00990	0.01000	0.92300	0.60000	-3.00000	3.00000
57	0.00000	0.00000	0.01390	0.01400	0.92500	0.60000	-3.00000	3.00000
59	0.00000	0.00000	0.01840	0.01800	0.92700	0.60000	-3.00000	3.00000

SCHEDULE 3

AGREED INVESTMENT STRATEGY

Nothing in this Agreed Investment Strategy is intended to amend, contradict or waive any rights or obligations of the parties under the Deed of Guarantee to which this is Schedule 3, including without limitation Clause 14 thereof.

Definitions

Initial strategy

•	65% growth asset allocation

•	35% matching asset allocation

•	50% of growth assets in equities and 50% in a diversified growth fund (DGF);

•	Interest rate and inflation hedging of 30% measured relative to liabilities in line with “Agreed Assumptions” on a gilts +0.5% basis

‘Gilts +1.0% pa’ strategy

•	An overall asset portfolio which targets a best estimate return of gilts + 1% p.a. Currently it is expected that the resulting growth allocation will be in the region of 15%-25% but this should be reviewed as necessary. The remaining allocation should be invested in matching assets.

•	100% of growth assets in a DGF;

•	Interest rate and inflation hedging of 100%, measured relative to liabilities in line with the “Agreed Assumptions” on a gilts +0.5% basis

‘Gilts +0.5% pa’ strategy

•	An overall asset portfolio which targets a best estimate return of gilts + 0.5% p.a. Currently it is expected that the resulting growth allocation will be in the region of 5%-15% but this should be reviewed as necessary. The remaining allocation should be invested in matching assets.100% of growth assets in a DGF;

•	Interest rate and inflation hedging of 100%, measured relative to liabilities in line with the “Agreed Assumptions” on a gilts flat basis

Selection of DGF

The DGF is to be selected by the Trustee and there could be more than one such fund; whilst it is anticipated that diversification will be achieved through DGFs, the Trustee will consider achieving diversification through a diversified portfolio using specialist managers and asset classes. Subject to adherence to the Agreed Glide Path, the Trustee will have ultimate responsibility for selecting the DGF or the specialist managers and asset classes within the diversified portfolio but will consult with the Company on:

•	The target return and risk characteristics of the DGF and/or the diversified portfolio; and

•	The selection of the DGF and/or the specialist managers and asset classes within the diversified portfolio.

Absent the Company’s agreement to the contrary, the DGF(s) and/or the diversified portfolio will have lower expected volatility than global equities (as reasonably advised by the Trustee’s investment advisors) and will target an expected long-term return that is within 1% p.a. of the expected long-term return on global equities (as reasonably advised by the Trustee’s investment advisors).

De-risking Strategy

All parties will make best endeavours to ensure that the investment strategy in the Scheme is switched to the “Initial Strategy” within 6 months after the sale of the Blue Fin Building and the receipt of the £50m cash contribution (unless the Company and Trustee agree otherwise).

By the time the Scheme is fully funded on the Agreed Assumptions (assuming for this purpose that the Agreed Assumptions add 50 basis points to the discount rate) or the 8th anniversary of the Sale Completion (if earlier), the investment strategy will be the ‘Gilts +1.0%pa’ Strategy; By the time the Scheme is fully funded on the Agreed Assumptions (assuming for this purpose that the Agreed Assumptions add no basis points to the discount rate) or the 15th anniversary of the Sale Completion (if earlier), the investment strategy will be the ‘Gilts +0.5% pa’ Strategy.

Funding level triggers should be set such that the investment strategy moves linearly between the ‘Initial Strategy’ and ‘Gilts plus 1.0% pa’ Strategy and between the ‘Gilts plus 1.0% pa’ Strategy and ‘Gilts + 0.5% pa’ Strategy. The funding level triggers will be in steps of 2.5% increases in funding level. These funding level triggers and the associated investment strategy are referred to herein as the “Agreed Glide Path.”

Hedging underpin: in the period up to the 8th anniversary of the Sale Completion, if the level of interest rate and inflation hedging is below the levels stated below then the hedge ratios shall be increased to the stated levels.

•	30% on the 1st anniversary of the Sale Completion,

•	30% on the 2nd anniversary of the Sale Completion,

•	35% on the 3rd anniversary of the Sale Completion,

•	40% on the 4th anniversary of the Sale Completion,

•	45% on the 5th anniversary of the Sale Completion,

•	50% on the 6th anniversary of the Sale Completion,

•	55% on the 7th anniversary of the Sale Completion,

•	100% on the 8th anniversary of the Sale Completion.

Each stated percentage is relative to the liabilities as calculated on the Agreed Assumptions (assuming for this purpose that the agreed assumptions add 50 basis points to the discount rate).

For the avoidance of doubt, the above hedging levels would be achieved without any undue amendment to the allocation to growth assets.

Once the ‘Gilts +1.0% pa’ Strategy has been reached, there will be time-based de-risking triggers such that there is an annual move from growth assets to matching assets (and an annual increase in the level of interest rate and inflation hedging) to ensure the ‘Gilts + 0.5 pa’ Strategy is met by the 15th anniversary of the Sale Completion. These triggers will be set to specify a minimum allocation to matching assets and a minimum level of interest rate and inflation hedging (subject to neither interest rate nor inflation hedging exceeding 100% of the asset value) at each year to act as an underpin to the funding level triggers.

Application of triggers

De-risking will occur automatically when a funding level trigger is reached, except where:

•	A trigger is breached because of a contribution over and above the expected monthly contributions of £917,000 (a “Special Contribution”), and

•	the Trustee or Company receive advice that application of the trigger would not be in the best interest of the Scheme due to adverse market conditions or other circumstances prevailing at that time.

In such circumstances (“Special Circumstances”), the Trustee and Company should share any advice received and discuss how to manage the de-risking after taking appropriate investment and funding advice. The Trustee will decide whether de-risking should take place in these circumstances, but must act reasonably based on the advice received and (absent agreement from the Company) may not de-risk more quickly or to a greater extent than as contemplated by this Agreed Investment Strategy and the Deed of Guarantee were it not for the Special Circumstances (other than the fact that the Special Contribution has been paid). Once the exact revised triggers and asset allocations have been agreed these should be documented formally.

Review of triggers

The triggers should be reviewed periodically and adjusted as deemed necessary or desirable by the parties to ensure they still follow the principles set out above.

The triggers should be reviewed following each triennial valuation and additionally on material changes to market conditions. Both Trustee and Company, acting on investment advice, must agree to any change to the triggers.

SCHEDULE 4

CONFIGURATION DOCUMENT

IPC Media Pension Scheme

Asset Liability Suite Addendum:

Liability and Asset Model

Purpose of the document

1.	This document sets out an addendum to the liability model originally set out in the Configuration Requirements report (the “Requirements”) signed by Charlie Meredith on 2 June 2014 as referenced and defined in the Asset Liability Suite (“ALS”) (or Asset Liability Tracker) software Licensing Agreement between Towers Watson Limited and the Licensee dated 20 May 2014 (the “Agreement”). For the avoidance of doubt, this document is intended to be consistent with the Deed of Guarantee to which it is Schedule 4 entered into by the Licensee, Time Inc. (UK) Limited, and Time Inc. In the event that any provision of this document is or appears to be inconsistent with any rights or obligations under that Deed of Guarantee, then the Deed of Guarantee will prevail.

2.	The purpose of the document is to:

•	Set out the specification for the “Gilts plus 0.5% pa”, “Gilts Flat” and “Estimated Insurance Buy-out” liability measures based on the cashflows generated as part of the Scheme’s valuation as at 5 April 2015, including details of the Client-Specific LPI Curves and Buy-Out Module.

•	Set out the changes in the assumed cashflows in the asset model

3.	This document forms part of the Agreement and any work that Towers Watson does in accordance with the Requirements is undertaken on the terms of the Agreement, including the liability provisions therein. In particular, this document does not constitute advice from Towers Watson, whether for the purposes of any separate consultancy agreement between the parties, any investment or actuarial advice more generally, or for any other purpose.

4.	This document is subject to the Limitations and Reliances as set out in the Requirements and the additional Limitations and Reliances set out in this document, and terms used in this document have the same meaning as in the Requirements and the Agreement.

Liability Model – Gilts + 0.5% pa, Gilts Flat and Estimated Insurance Buy-out measures

Liability values

5.	The liability information has been provided by the IPC Media Pension Scheme’s actuarial team at Towers Watson on behalf of the Licensee. This data includes a summary of the liability values, financial assumptions and tracking rules as well as a set of “3D” [2]cashflows for the Gilts + 0.5% pa and Estimated Insurance Buy-out measures produced as at 5 April 2015 in conjunction with the formal actuarial valuation at that date. These “3D” cashflows will be used for all of the liability measures below and incorporate information relating to the sensitivity of the liabilities to the financial assumptions. The Gilts Flat measure will be set up using the Gilts + 0.5% pa cashflows.

[2]	“3D” cashflows split out the cashflows for active deferreds, deferred, pensioner and dependant members. They also split out the cashflows by types of increase fixed, RPI(0,5) etc. Furthermore they include data on the lengths of the in-service, in-deferment and in-payment periods for each cashflow and thus fully describe the sensitivity of the cashflows to independent changes in salary increases, revaluation in deferment and pension increase assumptions.

6.	ALS will track the Scheme’s Gilts + 0.5% pa, Gilts Flat and Estimated Insurance Buy-out liabilities. The value of these liabilities as at 5 April 2015 is set out in the table below (a split of these liabilities between the different rates of increase is provided in the “3D” cashflows, referred to above):

Membership category	Gilts + 0.5% pa as at 5 April 2015 (£m)	Gilts Flat as at 5 April 2015 (£m)	Estimated Insurance Buy-out as at 5 April 2015 (£m)
Active	156.679	179.930	213.308
Deferred	262.796	304.634	393.945
Pensioner	197.818	213.748	223.172
Expenses	15.432	17.458	12.025

Total	632.725	715.770	842.450

Expenses

7.	Expenses for the Gilts + 0.5% pa and Gilts Flat measures are calculated as 2.5% of the total liabilities for those measures.

8.	Expenses for the Estimated Insurance Buy-out measure are calculated in line with the approach prescribed for Section 179 PPF valuations. For the purposes of tracking the liabilities, we have approximated this to be 1% of the total liabilities plus a fixed expense of £3.721 million as at 5 April 2015.

Accrual of future service benefits

9.	The Scheme is closed to future accrual and so no allowance is made for further accrual.

Commutation

10.	There is no explicit allowance for commutation of member’s pensions at retirement within the underlying “3D” cashflows for the Gilts + 0.5% pa (and Gilts Flat) measures. An allowance has been made for members to commute (on average) 20% of their pension for cash at retirement on terms that are 25% less than the corresponding funding reserve on the Gilts + 0.5% pa and Gilts Flat measures. It has been assumed that at 5 April 2015, this allowance will result in a reduction of 4.4% for active liabilities and 4.6% for deferred liabilities in the Gilts + 0.5% pa and Gilts Flat measures.

11.	No allowance has been made for commutation on the Estimated Insurance Buy-out measure.

Tracking rules

12.	A summary of how the discount rate, inflation, pension increase assumption, and revaluation assumptions are calculated each day is set out below. The Estimated Insurance Buy-out measure tracks the discount rate using the Towers Watson Buy-Out Model in ALS. Further details of the methodology underlying the Towers Watson ‘Settlement Watch’ tracking in the Buy-out Module is set out in the Limitations and Reliances at the end of this document.

a.	Inflation (RPI)

Liability measure	Assumption reflects changes in investment conditions in line with:
All	Towers Watson GBP Zero Coupon Gilt-Implied Break even inflation rate curve[3]

b.	Inflation (CPI)

Liability measure	Assumption reflects changes in investment conditions in line with:
All	100% of inflation (RPI) less a margin of 1.1% pa

c.	Discount rate

Liability measure	Assumption reflects changes in investment conditions in line with:
Gilts + 0.5% pa	Towers Watson GBP Zero Coupon Gilt Nominal yield curve[1] + 0.50% pa
Gilts Flat	Towers Watson GBP Zero Coupon Gilt Nominal yield curve [1]
Estimated Insurance Buy-out	Towers Watson UK Settlement Watch non-pensioner or pensioner discount rate curve as appropriate

d.	Salary growth

Liability measure	Assumption reflects changes in investment conditions in line with:
Gilts + 0.5% pa	100% of Inflation (RPI)
Gilts Flat	100% of Inflation (RPI)
Estimated Insurance Buy-out	Not applicable

e.	Revaluation in deferment (CPI)

Liability measure	Assumption reflects changes in investment conditions in line with:
All	100% of Inflation (CPI)

f.	RPI based LPI 5 pension increases (in payment and in deferment)

Liability measure	Assumption reflects changes in investment conditions in line with:
Gilts + 0.5% pa	78% of Inflation (RPI) plus a margin of 0.55% pa
Gilts Flat	78% of Inflation (RPI) plus a margin of 0.55% pa
Estimated Insurance Buy-out	100% of Inflation (RPI)

g.	RPI based LPI 3,5 pension increases

Liability measure	Assumption reflects changes in investment conditions in line with:
All	37% of Inflation (RPI) plus a margin of 2.52% pa

h.	CPI based LPI 3 pension increases

Liability measure	Assumption reflects changes in investment conditions in line with:
All	63% of Inflation (CPI) plus a margin of 0.58% pa

[3]	See Towers Watson ‘yield curves’ in Limitations and Reliances Section of the Requirements”, and also appended to this document.

Daily tracking of liability value

13.	The daily tracking of the liability values is achieved using the following approach:

•	The base set of cashflows is adjusted daily for “actual” RPI or CPI inflation experience, in line with a specially constructed inflation index that is calculated on a daily basis. The inflation index used is constructed by interpolating between monthly RPI or CPI values with a two-month lag, to be consistent with the inflation curves used in the model.

•	An updated set of projected benefit cashflows are created from the starting cashflows by:

•	deducting benefit payments expected to have been made since the last calculation date.

•	adjusting the cashflows to reflect the sensitivity to investment conditions as described above.

•	These updated cashflows are discounted to the new calculation date using the discount rate model summarised in paragraph 12. Cashflows are assumed to be discounted half-way through the years between each anniversary of the calculation date.

14.	Historic salary increases/pension increases/deferred revaluation since the valuation date that differ from the assumptions set out above are not captured in the daily tracking process. Material adjustments will need to be referred to Towers Watson.

Future recalibrations

15.	The liabilities will be recalibrated following the end of each quarter to allow for:

•	Any material[4] differences between the actuarial assumptions updated in line with the tracking rules in paragraph 12 and the actual assumptions at the same date that would result from application of the principles in Schedule 2 to the Deed of Guarantee to which it is schedule 4. If appropriate the fixed margins and proportions of yields (as set out in paragraph 12) will be updated, or recalibrated as agreed by the Licensee and Time Inc. (UK) Ltd.

•	the impact of actual benefit cashflows (including commutation lump sums and transfer values) over the period compared with those underlying the liability calculation in ALS. The liabilities will first be reduced by an amount equal to (actual benefit cashflows over the period since the previous recalibration) minus (assumed benefit cashflows over the period since the previous recalibration). The liabilities will then be adjusted by an amount approximately representing the difference between the total commutation lump sums and transfer values paid and the value of the liabilities extinguished on the relevant measure. The first such recalibration will be as at 30 September 2015 and will reflect actual and assumed benefit cashflows between 5 April 2015 and 30 September 2015. This initial recalibration will also include an adjustment to ensure the liabilities reflect market conditions at 30 September 2015 (whereas the initial liability values at 5 April 2015 set out in paragraph 6 reflect market conditions as at 31 March 2015). These liability recalibrations will be carried out at the same time as the asset recalibrations described in paragraph 25 and will be completed within 20 business days of the quarter-end.

16.	In addition the liabilities will be recalibrated annually to allow for actual pension increases and deferred revaluation, once known, to the extent they differ from the daily inflation tracking described in paragraph 13. The first such recalibration will be as at 31 March 2016 (reflecting the pension increases due on 6 April 2016).

[4]	For the purpose of this paragraph a material difference is one that causes a difference in liability values of more than 1%.

17.	With the written agreement of both the Licensee and Time Inc. (UK) Ltd, the liabilities may be updated, based on calculations carried out by the Scheme’s actuarial team at Towers Watson to reflect Scheme experience since the valuation date. This written agreement should not be unreasonably withheld by either party. This may include (not exclusively) membership movements and mortality experience.

18.	The “3D” cashflows underlying the liability calculations will be updated following each actuarial valuation of the Scheme under Section 224 of the Pensions Act 2004.

19.	The Licensee and Time Inc. (UK) Ltd will be informed of any such changes relating to paragraph 15, 16 and 17 above when they are made but a signed addendum will not be required.

Asset model

20.	The Scheme’s asset value as at 5 April 2015 was £476.851 million (excluding AVCs but including insured pensions). The asset allocation and asset tracking has been provided by the Scheme’s Investment Team at Towers Watson on behalf of the Licensee. ALS will assume that from 5 April 2015 the Scheme’s assets track the following indices (with no rebalancing), expense allowance and cashflow allocations:

Name of asset category	Total return index*	Annual Investment Expenses	Allocation of cashflows	Asset value (bid) as at 5 April 2015 (£)
Global Equities - LGIM UK Equity Index	FTSE All-Share	0.06%	27.99%	133,211,000
Global Equities - LGIM North America Equity Index	FTSE All-World North America	0.12%	3.68%	17,490,000
Global Equities - LGIM North America Equity Index-GBP Hedged	FTSE All-World North America (Hedged)	0.14%	10.08%	47,955,000
Global Equities - LGIM Europe (ex UK) Equity Index	FTSE Developed World Europe ex UK	0.17%	2.36%	11,209,000
Global Equities - LGIM Europe (ex UK) Equity Index GBP Hedged	FTSE Developed World Europe ex UK (Hedged)	0.18%	7.21%	34,300,000
Global Equities - LGIM Japan Equity Index	FTSE All-World Japan	0.17%	1.26%	6,002,000
Global Equities - LGIM Japan Equity Index GBP Hedged	FTSE All-World Japan	0.17%	3.39%	16,129,000
Global Equities - LGIM Asia Pac exJap Dev Equity Index	FTSE Developed Asia Pacific ex Japan	0.23%	1.98%	9,416,000
Global Equities - LGIM World Emerging Markets Equity Index	FTSE All-World All Emerging	0.35%	4.53%	21,563,000
Fixed Interest - LGIM Over 15y Gilts Index	FTSE Actuaries UK Conventional Gilts, Over 15 Year	0.10%	1.33%	6,330,000

Name of asset category	Total return index*	Annual Investment Expenses	Allocation of cashflows	Asset value (bid) as at 5 April 2015 (£)
Fixed Interest - LGIM Active Corp Bond - Over 10y	iBoxx £ Non-Gilts 10+	0.20%	1.25%	5,934,000
Fixed Interest - AAA-A-A - Over 15y Index	iBoxx £ Non-Gilts 15+	0.10%	11.64%	55,372,000
Fixed Interest - LGIM Over 5y Index-linked Gilts	FTSE Actuaries UK Index-Linked Gilts, Over 5 Year	0.05%	12.16%	57,855,000
Fixed Interest - LGIM Over 15y Index-linked Gilts	FTSE Actuaries UK Index-Linked Gilts, Over 15 Year	0.06%	8.07%	38,400,000
Property - LGIM Managed Property	FTSE EPRA/NAREIT UK Index	0.70%	0.24%	1,133,000
Cash - LGIM Sterling Liquidity Fund	No Index	0.13%	2.85%	13,543,000
Annuity Policies	No Index	0.00%	0.00%	200,000
Net Current Assets	No Index	0.00%	0.00%	807,000

Total			100.00%	476,851,000

*	for index provider attributions see the Requirements

21.	A summary of the expected cashflows in respect of contributions and benefit payments are outlined below:

Cashflow type	Expected cashflows
Deficit contributions	Assumed to be payable on the 19th day of each month as follows: £917,000 per month

Ongoing contributions	None

Expenses paid	Assumed to be payable on the 19th day of each month as follows: £42,000 per month

Benefit payments	Assumed to be payable daily in line with the benefit cashflow projections adopted for the liability tracking.

22.	The cashflows are assumed to be allocated to/removed from each asset category in the proportions outlined in paragraph 20 (or such proportions that may supersede those set out in paragraph 20 following application of paragraphs 24, 25, 26 and 27).

Asset tracking

23.	A summary of the steps involved in the daily asset tracking calculation are set out below.

•	ALS will initiate its calculation by referencing the close of play asset values on the previous calculation date.

•	The change in the total return index for each asset class (as specified above) will be calculated in respect of the period from the previous calculation date to the current calculation date.

•	A reduction in the return will be made in respect of the investment management expenses specified in paragraph 20.

•	This net return will be applied to each asset class to provide an updated market value for each category.

•	Contributions, expenses and benefit payments as specified above are allocated to/removed from each asset category.

24.	There is a significant review of the current investment strategy currently being undertaken. The asset model in ALS will be recalibrated to reflect the revised investment strategy, as agreed by the Licensee and Time Inc. (UK) Ltd once the review has been finalised. The details of this asset model recalibration will be set out in a subsequent addendum which will be required to be signed.

25.	Notwithstanding the asset model recalibration set out in paragraph 24, the assets will be recalibrated following the end of each quarter after the initial calibration to reflect the actual asset value at the end of the preceding quarter. These recalibrations will be carried out at the same time as the liability recalibrations described in paragraph 15 and will be completed within 20 business days of the quarter-end. The first such recalibration will be as at 30 September 2015.

26.	Further recalibrations of the assets will be made to reflect changes in the investment strategy and changes in the benchmark indices used for tracking. Other reasons for such recalibrations, include but are not limited to, changes in the expected cashflow information and changes to investment management expenses.

27.	The assets will also be recalibrated following the payment of the contribution of £50 million expected to be paid by 31 December 2015 and at the end of the month prior to the sixth, seventh and eighth anniversaries of the sale completion (based on the latest available asset values at those dates). These recalibrations will be completed within 15 business days of the recalibration date.

28.	The Licensee and Time Inc. (UK) Ltd will be informed of any such changes relating to paragraphs 25, 26 and 27 above when they are made but a signed addendum will not be required.

Agreement

29.	The Licensee confirms its agreement to the variation to the Requirements set out in this addendum.

Scheme	IPC Media Pension Scheme
Date of issue	8 October 2015
Signed on behalf of Licensee
Name
Position

Date

Limitations and Reliances

Modelling issues to be acknowledged by Licensee

Due to the complexity of pension schemes, it is inevitable that models will need to be used to represent a pension scheme’s assets and liabilities in the Asset Liability Tracker calculations. Any models specified by the Licensee will however need to be in a format that is compatible with the more generic model or range of inputs permitted by the Software.

Tracking of liability measures requires use of a model for which the Licensee specifies forward looking assumptions, together with rules as to how those assumptions might change as investment market conditions change.

Tracking of assets also requires the use of models to represent the actual investment portfolio held, for which the Licensee specifies proxies for actual investment returns (such as benchmark investment returns and assumptions as to expected outperformance).

In addition, the data made available by the Licensee may necessitate certain models to be used to represent the experience of the pension scheme.

Therefore, the Licensee should take appropriate professional advice before agreeing its Configuration Requirements, and before taking action, or not taking action, in respect of any results (including the provision or absence of an email alert) obtained from the Software.

Further, any models that are developed by the Licensee for use in the Software (including models underlying the configuration of asset calculations, liability calculations and/or trigger calculations) may cease to be appropriate. The Licensee should therefore take appropriate, ongoing advice on the continued suitability of the Configuration Requirements and any changes or updates that may be required to the Configuration Requirements.

The Licensee acknowledges that the functionality (including trigger status reports and email alerts) depends on the data and models adopted from time to time and that a recalibration may subsequently indicate that a trigger status would have differed in the past had this new data then been available.

Towers Watson yield curves

Towers Watson Limited (“Towers Watson”) produces curves based on pricing data from FTSE International and indicative pricing received from a range of major investment banks in the swaps market. Towers Watson uses these data sources to form a view on the best estimate level of the relevant curves. Whilst reasonable care has been taken to gauge the reliability of this data, Towers Watson provides no guarantee as to the accuracy or completeness of the curves. Towers Watson and its affiliates and their respective directors, officers and employees cannot be held accountable for any errors or misrepresentations in the data made by any third party. Towers Watson’s curves are based on data available to Towers Watson that represent market conditions as at the date of the curve and take no account of subsequent developments in market conditions thereafter. No curve prepared by Towers Watson constitutes an offer or recommendation, nor should it be construed as an offer or recommendation, to conclude any transaction. No curve of itself purports to be, nor should it be considered, a substitute for specific advice. Reliance on any separate advice based on these curves should take into account the limitations set out in this notice, as well as any further limitations within the advice itself.

The methodology for interpolating, extrapolating, averaging, smoothing and including or excluding data is necessarily subjective and is regularly reviewed and updated by Towers Watson according to its best judgement, and is subject to change without notice. Different methods will inevitably lead to different results.

As at the date of this disclaimer, there is no active market in gilts beyond 50 years and most swaps beyond 50 or 60 years. Extra care needs to be taken when using curve data in relation to maturity dates beyond the longest traded instruments, since these depend on extrapolation of the curve.

The market for certain swaps may not be actively traded at certain times (for example, certain “exotic” types of inflation swaps with caps and floors). Care is needed when drawing inferences from these swap curves since the market may be illiquid, the number of banks willing to quote these rates may be lower, bid and offer spreads may be wider, and quoted prices may not be representative of prices at which trades can actually be transacted. As with all market prices, the market rate may or may not include a positive or negative risk premium, so is not necessarily an unbiased estimator of expected future experience.

Except as may be required by law, Towers Watson’s curves may not be modified, sold, distributed, shown or otherwise made available to any other party without Towers Watson’s prior written permission. In the absence of its express written permission to the contrary, Towers Watson and its affiliates and their respective directors, officers and employees accept no responsibility and will not be liable for any consequences howsoever arising from any third party’s use of or reliance on these curves

Buy-out module

The purpose of the buy-out module is to enable users to automatically track the estimated funding position of a pension scheme on a solvency basis, based on the latest Towers Watson yield curve and the Settlement Watch central buy-out basis margins produced by Towers Watson transaction specialists.

The Settlement Watch methodology is as follows:

•	Pricing data is provided each month by a number of different insurers in the form of joint life annuities.

•	For each of these pensioner joint life annuities an implied discount rate is ‘back-solved’.

•	Separately, cashflows are generated for notional members with benefits corresponding to those assumed in the insurers’ pricing data.

•	These cashflows are applied to Towers Watson’s yield curves to produce single equivalent gilt discount rates.

•	These single equivalent gilt discount rates are compared to the ‘back-solved’ discount rate from the annuities to imply the ‘margin’ relative to gilts for both nil increasing and LPI(0,5) annuities at ages 60 and 70.

•	Due to non-disclosure agreements covering the insurers pricing data, this information can only be shared in an aggregated form. To achieve this:

•	the pensioner margins at age 60 and 70 from a given insurer for a given benefit are combined, placing an equal weighting on each age

•	the 75th percentile of the range of the margins across insurers for both nil increasing and LPI(0,5) pricing are communicated to a group of Towers Watson transaction specialists (here the 75th percentile is towards that end of the range which would imply a smaller liability and is set at this level in anticipation of the expected outcome from running a competitive quotation process).

•	Towers Watson transaction specialists meet monthly to agree the Settlement Watch central buy-out basis margins, taking in to account the output of the analysis described above, relevant market data and their knowledge of any recent transaction activity.

•	This group will also form a view as to the appropriate margin for deferred bulk annuity pricing.

•	The daily Towers Watson yield curve is then combined with the latest monthly buy-out basis margins, to give curves that can then be used by Asset Liability Suite.

The methodology for these calculations is necessarily subjective and is regularly reviewed and updated by Towers Watson according to its best judgement, and is subject to change without notice. Different methods will inevitably lead to different results.

Limitations and Reliances of tracking discount rate using the Buy-out module

•	This tracking feature only produces an approximate indication of the Fund’s buy-out liability. The liability produced should not be used as a substitute for a direct quotation from an insurer. If you wish to obtain a formal quotation please speak to your Towers Watson consultant.

•	In order to ‘back-solve’ the implied discount rate from the pricing information supplied by the insurers, the other variables underlying this, including the mortality assumption, need to be fixed. Each month the Towers Watson transaction specialists will therefore consider if they believe the insurers to have updated the mortality assumptions they have used in the pricing information they have provided. If the specialists do believe there has been a change they will update the assumption used in their ‘back-solve’ calculation accordingly.

•	However, such a change in insurer pricing would not be automatically reflected in the output from the module as the mortality assumptions used to generate the cash flows loaded into ALS will not have automatically been updated.

•	The mortality assumptions used in the ‘back-solve’ calculations are kept under regular review by the Settlement Watch team but are typically not expected to change more often than annually (and in some cases not even that frequently).

•	Similarly the buy-out module does not automatically capture any change in the Towers Watson transaction specialists’ view as to changes in insurer pricing for CPI linked benefits.

•	If the mortality assumptions do change or the Towers Watson specialists’ view on the pricing of CPI linked benefits change then your Towers Watson consultant will be notified and can advise you on whether a further recalibration of ALS would be appropriate.

•	Similarly the buy-out module does not automatically capture any change in the Towers Watson transaction specialists’ view as to changes in insurer pricing for CPI linked benefits.

•	Due to the time taken to receive and analyse pricing information from the insurers, the buy-out basis margins are not normally available in ALS until 10 working days after each month end. Therefore each discount rate curve has two separate versions:

•	One version which will pause at the end of each month and will not display a liability values for the current month until the central buy-out basis margins have been set, at which point production of the daily discount rate curves will resume and calculation of the liability values since the month end will commence.

•	A second version which will continue to produce daily discount rate curves (and hence liability calculations) using the latest available margins, picking up any changes in margins as soon as they become available (which would normally be part way through each calendar month). When the margins are updated, Asset Liability Tracker’s liability calculations since the month end will not automatically be restated, i.e. the results calculated between the month end and the date the margins are updated will remain on the previous month’s buy-out margins.

•	The second of these two options is being used for the Estimated Insurance Buy-out measure discount rate tracking for the IPC Media Pension Scheme.

SCHEDULE 5

DEED OF RELEASE

[BUYER]

TIME INC.

TIME INC. (UK) LTD

TIME INC. (UK) BLUE FIN HOLDINGS LIMITED

IPC MAGAZINES GROUP LIMITED

AND

IPC MEDIA PENSION TRUSTEE LIMITED

DEED OF RELEASE

IN RELATION TO THE IPC MEDIA PENSION SCHEME

THIS DEED is made on

BETWEEN:

(1)	[BUYER’S DETAILS] (the “Buyer”)

(2)	TIME INC., a Delaware corporation (the “Guarantor”);

(3)	TIME INC. (UK) LTD (registered number 00053626) whose registered office is at Room 3-C29, Blue Fin Building, 110 Southwark Street, London, England SE1 0SU (the “Sponsor”);

(4)	[TIME INC. (UK) BLUE FIN HOLDINGS LIMITED (registered number 09759756) whose registered office is at Room 3-C29, Blue Fin Building, as aforesaid (“New Holdco”);]

(5)	IPC MAGAZINES GROUP LIMITED (registered number 03412303) whose registered office is at Room 3-C29, Blue Fin Building, as aforesaid (“IPC Magazines”); and

(6)	IPC MEDIA PENSION TRUSTEE LIMITED (registered number 03469531) whose registered office is at Room 9-C13, Blue Fin Building, as aforesaid (the “Trustee”) acting in its capacity as the sole trustee of the IPC Media Pension Scheme (the “Scheme”).

Background

(A)	The Sponsor, IPC Magazines and the Trustee entered into a Deed of Covenant dated 5th June 2014 (the “2014 Deed of Covenant”) containing provisions more fully set out therein regarding the funding of and employer covenant supporting the Scheme.

(B)	The 2014 Deed of Covenant contained certain restrictions more fully set out therein regarding any future sale by the Sponsor of IPC Magazines and/or any future sale by IPC Magazines of the Blue Fin Building, 110 Southwark Street, London, England SE1 0SU and the treatment of any proceeds of any such sale.

(C)	[New Holdco and the Sponsor are minded to enter into an agreement whereby New Holdco buys the shares in IPC Magazines from the Sponsor in contemplation of the sale of such shares by New Holdco as set forth immediately below.]

(D)	The Buyer, [New Holdco] [IPC Magazines], the Sponsor and the Guarantor are minded to enter into an agreement whereby the Buyer buys [the shares in IPC Magazines from [New Holdco] [the Sponsor]] [the Blue Fin Building from IPC Magazines].

(D)	In connection with the sale of [IPC Magazines] [the Blue Fin Building] to the Buyer, the Guarantor has agreed to give certain guarantees and covenant support for the benefit of the Trustee in connection with the Scheme, such guarantees and covenant support being set out more fully in a Deed of Guarantee entered into between the Guarantor, the Sponsor and the Trustee (the “2015 Deed of Guarantee”).

(E)	This Deed is the Deed of Release referred to in Schedule 5 of the 2015 Deed of Guarantee.

Operative Provisions

The parties agree as follows:

1.	DEFINITIONS

In this Deed the following expressions have the following meanings:

“Beneficiaries” means each of the Buyer, [New Holdco,] IPC Magazines and IPC Group Property Management Limited (registered number 05541954) whose registered office is at Room 3-C29, Blue Fin Building, 110 Southwark Street, London, England SE1 0SU.

[“New Holdco” means Time Inc. (UK) Blue Fin Holdings Limited, a wholly-owned subsidiary of the Sponsor formed by the Sponsor for the purpose of acquiring the Sponsor’s shares in IPC Magazines and thereby indirect ownership of the Blue Fin Building and subsequently selling those shares to the Buyer.]

“Sale Completion” means the completion [[(following completion of the sale by the Sponsor of its shares in IPC Magazines to New Holdco)] of the sale by [New Holdco] [the Sponsor] of its shares in IPC Magazines] [of the sale by IPC Magazines of the Blue Fin Building] in accordance with the terms of the sale and purchase agreement between [New Holdco] [the Sponsor], [Time Inc.] and the Buyer dated [                     ].

2.	RELEASE

(a)	Subject to Clause 2(c) below, Guarantor, the Sponsor, [New Holdco,] IPC Magazines and the Trustee agree that IPC Magazines is hereby irrevocably and unconditionally released from any and all obligations, liabilities or claims under or in connection with the 2014 Deed of Covenant which has been terminated and is of no further force or effect as of the date hereof.

(b)	Subject to Clause 2(c) below, the Guarantor, the Sponsor, [New Holdco,] IPC Magazines and the Trustee acknowledge and agree that (1) other than as released under paragraph (a) above, neither IPC Magazines nor IPC Group Property Management Limited has any past, present or future obligation to fund, sponsor, contribute to or otherwise financially support the Scheme and (2) to the extent any such past or present obligation exists, it is hereby irrevocably and unconditionally released to the maximum extent permitted by applicable law.

(c)	Clauses 2(a) and 2(b) above shall only take effect on Sale Completion and only if Sale Completion occurs within 45 days of the date of this deed.

(d)	The Trustee confirms that it is satisfied that the 2015 Deed of Guarantee provides appropriate mitigation for the release and termination of the 2014 Deed of Covenant.

3.	ASSIGNMENT

None of the parties to this Deed shall assign or transfer in any way its rights, interests or obligations under this Deed, in whole or in part, without the prior written consent of the other parties, provided that the Beneficiaries may assign their rights under it as security for borrowing or other indebtedness to any person.

4.	GOVERNING LAW AND JURISDICTION

(a)	This Deed and any non-contractual obligations arising out of or in connection with this Deed shall be governed by and construed in accordance with English law.

(b)	Each party irrevocably submits to the jurisdiction of the English courts to settle any dispute (except any dispute which this Deed expressly provides shall be referred to arbitration) which may arise under or in connection with this Deed or the legal relationships established by this Deed (a “Dispute”). The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and accordingly, no party will argue to the contrary.

5.	SEVERABILITY

If any part or any provision of this Deed shall be or become illegal, prohibited, invalid or unenforceable in any jurisdiction all other provisions of this Deed shall continue in full force and effect in such jurisdiction and shall not affect the validity and enforceability of such provisions in any other jurisdiction; and further if any part or any provision of this Deed is found by a court to be illegal, prohibited, invalid or unenforceable the parties shall use reasonable endeavours to agree in good faith any such amendments or replacement arrangements as are necessary to replicate to the extent possible the purpose and intention of that part or provision.

6.	COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Deed.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Deed.

[EXECUTION BLOCKS]

SCHEDULE 6

FINANCIAL INFORMATION

Timing/ Frequency	Information to be provided	Comment
Quarterly	Unaudited financial statements (balance sheet, income statement, statement of cash flows) of Guarantor	Automatically satisfied by timely filing Form 10-Q with the U.S. Securities and Exchange Commission.

Annually	Audited financial statements of Guarantor and Sponsor

Automatically satisfied for Guarantor by timely filing Form 10-K with the U.S. Securities and Exchange Commission. Automatically satisfied for Sponsor by timely filing statutory accounts with the U.K Companies House.

Ad hoc	Such additional financial information as the Trustee may from time to time request acting reasonably and consistent with customary U.K. pensions practice.	This to include an annual presentation from the Sponsor including updated long-term plan forecasts and an annual presentation from the Guarantor, including in relation to its long-term strategy.

EXECUTION:

THE GUARANTOR

EXECUTED as a DEED by	)
TIME INC.	)

[/s/ Jeffrey J. Bairstow]
Jeffrey J. Bairstow
Executive Vice President and Chief Financial Officer

Name of Witness: Mitchell C. Sussis Signature of Witness: [/s/ Mitchell Sussis]
Address:
Occupation: Lawyer

THE SPONSOR

EXECUTED as a DEED by	)
TIME INC. (UK) LTD	)
acting by	)
in the presence of:	)

Director	[/s/ Marcus Rich]

Name of Witness: R D MacDonald
Signature of Witness: [/s/ R D MacDonald]
Address:
Occupation: Solicitor

THE TRUSTEE

EXECUTED as a DEED by )
IPC MEDIA PENSION TRUSTEE )
LIMITED )

Director	[/s/ Martine Trouard-Riolle]

Director/Secretary	[/s/ Charlie Meredith]